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TABLE OF CONTENTS

Exhibit 10.8

CREDIT AGREEMENT

dated as of March 9, 2000

among

SI INTERNATIONAL, INC.,

SI INTERNATIONAL, L.L.C.,

The LENDERS referred to herein,

BANC OF AMERICA COMMERCIAL FINANCE CORPORATION, as Agent

and

FIRST UNION NATIONAL BANK, as Syndication Agent

i

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	—	Tranche A Note
EXHIBIT B	—	Tranche B Note
EXHIBIT C	—	Working Capital Note
EXHIBIT D-1	—	Security Agreement
EXHIBIT D-2	—	Subsidiary Security Agreement
EXHIBIT E-1	—	Holdings Pledge Agreement
EXHIBIT E-2	—	Pledge Agreement
EXHIBIT F	—	Subsidiary Guaranty
EXHIBIT G	—	Borrowing Base Certificate
EXHIBIT H-1	—	Opinion of Kirkland & Ellis
EXHIBIT H-2	—	Opinion of General Counsel to the Loan Parties
EXHIBIT I	—	Opinion of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., Special Counsel to the Agent
EXHIBIT J-1	—	Form of Assignment
EXHIBIT J-2	—	Form of Notice of Assignment
EXHIBIT K	—	Form of Subordination Agreement
SCHEDULE 6.10	—	Subsidiaries
SCHEDULE 6.13	—	Federal Tax Identification Numbers
SCHEDULE 6.15	—	Brokers
SCHEDULE 6.17	—	Employment, Shareholders' and Subscription Agreements
SCHEDULE 6.21	—	Environmental Matters
SCHEDULE 6.22	—	Initial Capitalization
SCHEDULE 6.23	—	Real Property Interests
SCHEDULE 6.24(a)	—	Government Contract Notices
SCHEDULE 6.24(b)	—	Specified Government Contracts
SCHEDULE 8.1	—	Outstanding Debt
SCHEDULE 8.2	—	Existing Liens
SCHEDULE 8.7	—	Existing Investments

CREDIT AGREEMENT

        CREDIT AGREEMENT dated as of March 9, 2000 among SI INTERNATIONAL, INC., SI INTERNATIONAL, L.L.C., the LENDERS listed on the signature pages hereof, BANC OF AMERICA COMMERCIAL FINANCE CORPORATION, as Agent and FIRST UNION NATIONAL BANK, as Syndication Agent.

        The parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1.    Certain Defined Terms.

        The following terms have the following meanings:

        "Account Debtor" shall mean any person or entity who is (i) not an Affiliate of the Company, and (ii) indebted to the Company or one of its Subsidiaries for the payment of any Receivable; it being understood and agreed that when computations are being made with respect to amounts due and owing from an Account Debtor (a) such computations shall be made on a contract by contract basis (as opposed to on an Account Debtor basis), with respect to amounts owing in connection with Government Contracts, and (b) such computations shall be made on the basis of all amounts due from the Account Debtor and any other person or entity related to or affiliated with the particular Account Debtor, with respect to amounts owing in connection with contracts which are not Government Contracts.

        "Acquisition" means the acquisition by the Company of all of the issued and outstanding capital stock of STA, and all other transactions contemplated by the Acquisition Documents to be consummated on the Closing Date.

        "Acquisition Documents" means the Purchase Agreement, including the exhibits and schedules thereto, and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

        "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Company or any Subsidiary of the Company (a "Controlling Person") or (iii) any Person (other than the Company or any of its Subsidiaries) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" of a Person means the possession, directly or indirectly, of the power to vote 10% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agent" means BACF in its capacity as agent for the Lenders hereunder, and its successors in such capacity.

        "Asset Sale" means any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by the Company or any of its Subsidiaries of any asset, but excluding (i) dispositions of inventory and sales of services in the ordinary course of business, (ii) dispositions of Temporary Cash Investments and cash payments otherwise permitted under this Agreement, (iii) licensing of intellectual property in the ordinary course of business consistent with past practices, (iv) transfers of assets between and/or among the Company and its Subsidiaries and (v) the sublease of real property by the Company or any of its Subsidiaries on commercially reasonable terms; provided that (x) a disposition of assets not excluded by clauses (i), (ii), (iii), (iv) or (v) above during any Fiscal Year shall not constitute an Asset Sale unless and until (and only to the extent that) the aggregate Net Cash Proceeds from such disposition, when combined with all other such dispositions previously made during such Fiscal Year, exceeds $100,000 and (y) a sale or other disposition of assets by the Company or any of its Subsidiaries shall not constitute an Asset Sale to the extent that the Company or any Subsidiary reinvests the Net Cash Proceeds of such sale or other disposition, within 90 days, in productive replacement assets of a kind then used or usable in the business of the Company or any such Subsidiary.

        "Assignment of Claims Act" means the Assignment of Claims Act of 1940, as amended.

        "BACF" means Banc of America Commercial Finance Corporation, a Delaware corporation, and its successors.

        "BACF Warrant" means that certain Warrant dated as of the Closing Date issued by the Company to BACF to acquire certain equity securities of the Company.

        "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

        "Borrowing Base" means, on any date, a dollar amount equal to the sum of (i) 90% of Eligible Government Receivables, plus (ii) 85% of Eligible Commercial Receivables, plus (iii) the lesser of (a) the Eligible Percentage of Eligible Unbilled Receivables and (b) during the period from and including (x) the Closing Date to but excluding the first anniversary of the Closing Date, $6,000,000, (y) the first anniversary of the Closing Date to but excluding the second anniversary of the Closing Date, $5,200,000 and (z) the second anniversary of the Closing Date and thereafter, $4,000,000, each of the foregoing determined as of such date.

        "Borrowing Base Certificate" means a certificate, duly executed by the chief financial officer or treasurer of the Company, appropriately completed and substantially in the form of Exhibit G.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Chicago, Virginia or New York City are authorized by law to close.

        "Capital Call Agreement" means that certain Capital Call Agreement of even date herewith executed by and among Investors, Agent, the Company and Holdings.

        "Capital Lease" of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended from time to time, and regulations promulgated thereunder.

        "Class" refers, with respect to Loans, to whether such Loans are Tranche A Loans, Tranche B Loans or Working Capital Loans and, with respect to Commitments, to whether such Commitments are Tranche A Commitments, Tranche B Commitments or Working Capital Commitments.

        "Closing Date" means March 9, 2000, or such other date as the parties hereto agree to in writing.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Collateral" means all property mortgaged, pledged or otherwise purported to be subjected to a Lien pursuant to the Security Documents.

        "Commercial Contract" shall mean any written contract to which the Company or any of its Subsidiaries is a party (other than a Government Contract) which gives rise or may give rise to a Receivable.

        "Commitment" means a Tranche A Commitment, Tranche B Commitment or Working Capital Commitment, or any combination of the foregoing, as the context may require.

        "Company" means SI International, Inc., a Delaware corporation, together with its successors.

        "Company Account" means the account specified on the signature pages hereof into which all Loans to the Company shall be made available, or such other account as the Company shall from time to time specify by notice to the Lenders.

        "Consolidated Capital Expenditures" means, for any period, the aggregate amount of expenditures by the Company and its Consolidated Subsidiaries for plant, property and equipment during such period (including any such expenditure by way of acquisition of a Person or by way of assumption of indebtedness or other obligations of a Person, to the extent reflected as plant, property and equipment), but excluding (i) any such expenditures made for the replacement or restoration of assets to the extent financed by condemnation awards or proceeds of insurance received with respect to the loss or taking of or damage to the asset or assets being replaced or restored; (ii) any such expenditures constituting reinvestment of Net Cash Proceeds of any Asset Sales, to the extent such reinvestment is permitted pursuant to the provisions of clause (y) of the defined term "Asset Sale" and (iii) any such expenditures made with the proceeds of equity investments in any Loan Party, to the extent such proceeds are not required to be used to prepay the Loans pursuant to the terms of this Agreement.

        "Consolidated Free Cash Flow" means, for any period, EBITDA for such period minus the following amounts:

          (a)  all cash payments of income taxes by the Company and its Consolidated Subsidiaries during such period; and

          (b)  Consolidated Capital Expenditures for such period, to the extent that such Consolidated Capital Expenditures are permitted by Section 8.14 and are not financed during such period (and will not be financed in any future period) with the proceeds of Debt of the Company permitted by Section 8.1(c).

        "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of Holdings or the Company, as the case may be, in its consolidated financial statements if such statements were prepared as of such date.

        "Consolidated Total Debt" means at any date the Funded Debt of the Company and its Consolidated Subsidiaries, determined on a consolidated basis at such date.

        "Debt" of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (iv) all Capital Leases of such Person, (v) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (vi) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bond or similar instrument, (vii) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, but solely to the extent that such repurchase or redemption rights may be exercised prior to March 9, 2007, (viii) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person; provided, that with respect to the preceding clause (viii), any Debt secured by a Lien on an asset of a Person that is not otherwise an obligation of such Person shall constitute Debt solely to the extent of the value of the asset subject to the Lien, and (ix) all Debt of others Guaranteed by such Person; provided, that, with respect to the preceding clause (ix), any Guarantee of Debt which is non-recourse or limited recourse shall constitute Debt solely to the extent of such recourse.

        "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

        "EBITDA" means, for any period, the consolidated net income of the Company and its Consolidated Subsidiaries for such period, after all expenses and other proper charges except depreciation, interest, amortization, other non-cash charges and income taxes, determined in accordance with GAAP eliminating (i) all intercompany items, (ii) all earnings attributable to equity interests in Persons that are not Subsidiaries unless actually received by the Company or a Consolidated Subsidiary, (iii) all income arising from the forgiveness, adjustment, or negotiated settlement of any Debt, (iv) any extraordinary items of income or expense, (v) any increase or decrease in income arising from any change in the Company's method of accounting, subject to Section 1.2, and (vi) any net gain (or plus any net loss) in respect of Asset Sales during such period; provided, that for any determination that includes a relevant period prior to the consummation of the acquisition of any Subsidiary of the Company existing as of the Closing Date (including without limitation STA), EBITDA for such Subsidiary for such period shall be determined on a pro forma basis as though such Subsidiary was a Subsidiary of the Company for such period, but shall exclude costs and adjustments related to such acquisition.

        "Eligible Commercial Receivables" shall mean all Receivables (other than Receivables arising from Government Contracts) which (a) represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of the Company or one of its Subsidiaries to or for the benefit of an Account Debtor (other than a Governmental Authority); (b) have been billed and are outstanding less than 91 days from the date of original invoice; (c) arise and are billed in the ordinary course of the Company's or one of its Subsidiaries' business; (d) are not subject to any active defense, set-off or counterclaim; and (e) are not Ineligible Receivables.

        "Eligible Government Receivables" shall mean all Receivables arising from Government Contracts which (a) represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of the Company or one of its Subsidiaries directly to a Governmental Authority pursuant to a Government Contract; (b) have been billed and are outstanding less than 121 days from the date of original invoice; (c) arise and are billed in the ordinary course of the Company's or one of its Subsidiaries' business; (d) are due, owing and not subject to any active defense, set-off or counterclaim; and (e) are not Ineligible Receivables; provided that in the case of a dispute in respect of a task order in connection with an Indefinite Delivery—Indefinite Quantity Contract, only the portion of the Receivable identifiable in connection with such specific task order that is in dispute shall be excluded from Eligible Government Receivables.

        "Eligible Percentage" means, in respect of Eligible Unbilled Receivables, (i) for the period from and including the Closing Date to but excluding the first anniversary of the Closing Date, 75%, (ii) for the period from and including the first anniversary of the Closing Date to but excluding the second anniversary of the Closing Date, 65% and (iii) from and including the second anniversary of the Closing Date and thereafter, 50%.

        "Eligible Unbilled Receivables" shall mean all unbilled Receivables of the Company or one of its Subsidiaries which (a) are eligible to be billed to an Account Debtor within 30 days of the certification date of the applicable Borrowing Base Certificate, in each case, with no additional performance required by such Account Debtor, and no condition to payment by such Account Debtor (other than receipt of an appropriate invoice); (b) may, in accordance with GAAP, be included as current assets of the Company or one of its Subsidiaries, even though such amounts have not been billed; (c) satisfy all requirements of either Eligible Government Receivables or Eligible Commercial Receivables (except that, in either such case, such Receivables have not yet been billed); and (d) are not (i) cost or profit retentions; (ii) variances from approved government reimbursement rates; (iii) progress payments, (iv) milestone contract payments, except to the extent the particular milestone has been achieved; (v) final invoices; or (vi) otherwise reasonably deemed ineligible by the Agent or the Required Lenders in the exercise of reasonable commercial credit judgment; provided, that Agent or the Required Lenders (as applicable) shall give the Company not less than five Business Days' prior written notice of its or their decision to exclude any unbilled Receivables from the category of Eligible Unbilled Receivables in reliance on the preceding clause (vi).

        "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

        "Equity Replacement Notes" means any and all promissory notes issued by the Company or Holdings to management employees of any Loan Party in full or partial consideration of the repurchase by the Company or Holdings of any equity securities of such Loan Party held by any such employees in connection with the death, termination or retirement of such employees; provided, that such promissory notes are subordinated to the Loans and all other indebtedness, obligation and liabilities arising under the Financing Documents pursuant to subordination agreements in the form of Exhibit K or otherwise in form and content acceptable to the Required Lenders.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

        "ERISA Group" means the Company, any Subsidiary of the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary of the Company, are treated as a single employer under Section 414 of the Code.

        "Event of Default" has the meaning set forth in Section 9.1.

        "Excess Cash Flow" means, for any period, an amount equal to (i) Consolidated Free Cash Flow for such period plus (or minus) (ii) any net cash extraordinary gains (or extraordinary cash losses) for such period of the Company and its Consolidated Subsidiaries (except any such gains or losses in respect of Asset Sales) plus (or minus) (iii) any decrease (or increase) in the average of the Net Working Investment at the end of each fiscal month ended during such period, when compared with the average of the Net Working Investment at the end of each fiscal month ended during the corresponding period in the prior Fiscal Year, plus (iv) any interest income of the Company and its Consolidated Subsidiaries for such period, minus (v) the sum for such period of (w) Total Debt Service (exclusive of amortization of debt discount or premium) for such period, (x) all optional payments of any Debt during such period, including without limitation optional prepayments of the Tranche A Notes and Tranche B Notes during such period pursuant to Sections 2.4(c) and 3.4(c), (y) the aggregate amount of Restricted Payments made during such period in accordance with the proviso to Section 8.4(a) and (z) cash payments made during such period pursuant to the Purchase Agreement, to the extent not deducted in determining EBITDA for such period.

        "Federal Funds Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

        "Fee Letter" means that certain letter agreement of even date herewith executed by the Company in favor of Agent, BACF and FUNB.

        "Financing Documents" means this Agreement, the Notes, the Security Documents, the Fee Letter, the Capital Call Agreement, the Subordination Agreements and all other documents, instruments and agreements executed, issued and/or delivered from time to time pursuant to the terms of this Agreement; provided, that the Financing Documents shall exclude the Purchase Agreement and any and all agreements, instruments and documents pertaining to the equity capitalization of the Loan Parties.

        "Fiscal Quarter" means a fiscal quarter of the Company.

        "Fiscal Year" means a fiscal year of the Company.

        "FUNB" means First Union National Bank, a national banking association, and its successors.

        "Funded Debt" of a Person means at any date, Without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (iv) all Capital Leases of such Person, (v) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), but solely to the extent that such obligations arise prior to March 9, 2007, (vi) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bond or similar instrument, (vii) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, but solely to the extent that such repurchase or redemption rights may be exercised prior to March 9, 2007 and (viii) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person; provided, that with respect to the preceding clause (viii), any Debt secured by a Lien on an asset of a Person that is not otherwise an obligation of such Person shall constitute Debt solely to the extent of the value of the asset subject to the Lien. Notwithstanding the provisions of the preceding sentence, Funded Debt shall exclude (a) any and all Equity Replacement Notes and (b) any and all Debt owing to any holder of a warrant for stock of the Company existing as of the Closing Date, arising in connection with the exercise by such holder of any put rights in favor of such holder existing under such warrant.

        "GAAP" has the meaning set forth in Section 1.2.

        "Government Contract" means any written contract directly between the Company or any of its Subsidiaries and any Governmental Authority.

        "Governmental Authority" means the federal government of the United States of America or any department, agency or instrumentality thereof, and any state government or any department, instrumentality or agency thereof.

        "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Hazardous Materials" means (i) any "hazardous substance" as defined in CERCLA, (ii) asbestos; (iii) polychlorinated biphenyls; (iv) petroleum, its derivatives, by-products and other hydrocarbons; and (v) any other toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

        "Hazardous Materials Contamination" means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

        "Holdings" means SI International, L.L.C., a Delaware limited liability company, and its successors.

        "Holdings Documents" has the meaning set forth in Section 8.11.

        "Holdings Pledge Agreement" means the Holdings Pledge Agreement dated as of the date hereof between Holdings and the Agent, substantially in the form of Exhibit E-1.

        "Indemnitees" has the meaning set forth in Section 10.5.

        "Ineligible Receivables" shall mean Receivables which are (a) evidenced by a promissory note or similar instrument; (b) owed or payable by an Account Debtor pursuant to a Commercial Contract, if payment of 50% or more of the aggregate balance due from that Account Debtor is outstanding for more than 90 days from the date of original invoice; (c) owed or payable by an Account Debtor pursuant to a Government Contract, if payment of 50% or more of the aggregate balance due from that Account Debtor under such Government Contract is outstanding for more than 120 days from the date of original invoice; (d) owing from any Person that is the subject of any (i) suit, lien, levy or judgment which could reasonably be expected to affect the collectibility of said account(s), or (ii) bankruptcy, insolvency or a similar process or proceeding; (e) owing from foreign Account Debtors (other than Receivables in respect of which the Agent has a valid first priority perfected Lien and that are either (i) insured by an insurer reasonably satisfactory to the Agent, the insurance policy in respect of which has been pledged to the Agent as collateral under the Security Documents or (ii) secured by a letter of credit in form and content reasonably satisfactory to the Agent and issued by a Person reasonably satisfactory to the Agent, which letter of credit has been pledged to the Agent as Collateral under the Security Documents); (f) unbilled as a result of rate variances or retainage provisions; (g) accounts receivable arising from contracts that are subject to surety or similar bonds; or (h) other receivables which are otherwise reasonably deemed ineligible by the Agent or the Required Lenders in the exercise of reasonable commercial credit judgment; provided, that Agent or the Required Lenders (as applicable) shall give the Company not less than five Business Days' prior written notice of its or their decision to include any Receivables in the category of Ineligible Receivables in reliance on the preceding clause (h).

        "Insurance Account" has the meaning set forth in the Security Agreement or the Subsidiary Security Agreement, as the context requires.

        "Interest Determination Date" has the meaning set forth therefor in the definition of "LIBOR Rate" in Section 1.1.

        "Inventory" means inventory (as defined in Article 9 of the UCC) to the extent comprised of readily marketable materials of a type manufactured, consumed or held for resale (including raw materials and work-in-process) by the Company in the ordinary course of its business as presently conducted, or as modified from time to time in a manner not prohibited by this Agreement.

        "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

        "Investors" means Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership.

        "LC Collateral Account" has the meaning set forth in the Security Agreement.

        "LC Credit Event" has the meaning set forth in Section 4.8(a).

        "LC Issuer" means a Lender or an affiliate of a Lender, as issuer of all Letters of Credit outstanding hereunder at any time, who shall be mutually acceptable to the Company and the Agent and whose identity shall have been notified to each of the Lenders (i) in the case of the initial LC Issuer, prior to the issuance of the first Letter of Credit after the date hereof or (ii) in the case of any substitute for the initial LC Issuer, prior to the issuance of the first Letter of Credit issued by such substitute LC Issuer and after the date on which all Letters of Credit issued by the initial LC Issuer shall have expired (or shall have been made subject to arrangements satisfactory to the Required Lenders for the release of their Reimbursement Obligations), it being understood that the LC Issuer shall not be an affiliate of any Lender without the consent of such Lender.

        "Lender" means each of BACF, FUNB and each other Person that becomes a holder of a Note pursuant to Section 12.6, and their respective successors, and "Lenders" means all of the foregoing.

        "Letter of Credit" means a letter of credit issued for the account of the Company by the LC Issuer, other than a letter of credit for which the issuer thereof shall have provided the Agent with a writing, in form and substance acceptable to the Agent, waiving all of such issuer's rights and remedies hereunder in connection with such letter of credit and releasing the Lenders from any obligation to reimburse such issuer for any amounts drawn under such letter of credit.

        "Letter of Credit Liabilities" means, at any time and in respect of any Letter of Credit, the sum, without duplication, of (i) the amount available for drawing under such Letter of Credit (without regard to whether any conditions to drawing thereunder can then be met) plus (ii) the aggregate unpaid amount of all Reimbursement Obligations in respect of previous drawings made under such Letter of Credit.

        "LIBOR Rate" means, for any day in any Loan Period, a per annum interest rate equal to the one month LIBOR (London Interbank Offered Rate) Rate published in The Wall Street Journal (the "Reported Rate") on the Closing Date and, for each month thereafter, the first date of publication of The Wall Street Journal during such month (the "Interest Determination Date"). If The Wall Street Journal (i) publishes more than one Reported Rate on any date of publication, the higher or highest of such rates shall apply, or (ii) publishes a retraction or correction of any Reported Rate, the corrected rate reported in such retraction or correction shall apply. If the Reported Rate is no longer published at least monthly, in the sole and absolute discretion of the Agent, the LIBOR Rate shall be deemed to be such other London Interbank Offered Rate as is published in The Wall Street Journal or is otherwise available publicly and is reasonably satisfactory to BACF, or, if none, such other comparable rate as BACF may reasonably determine in good faith (such other rate referred to as the "Substitute Rate").

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

        "Loan Parties" means, collectively, Holdings, the Company and each Subsidiary of the Company.

        "Loan Period" means each period commencing on the first day of each calendar month and ending on the last day of such calendar month.

        "Loans" means the Tranche A Loans, the Tranche B Loans and the Working Capital Loans, or any combination of the foregoing, as the context may require.

        "Lockbox Agreement" has the meaning set forth in the Subsidiary Security Agreement.

        "Major Casualty Proceeds" means (i) the aggregate insurance proceeds received in connection with one or more related events by the Company or any of its Subsidiaries under any Property Insurance Policy or (ii) any award or other compensation with respect to any condemnation of property (or any transfer or disposition of property in lieu of condemnation) received by the Company or any of its Subsidiaries, if the amount of such aggregate insurance proceeds or award or other compensation exceeds $500,000.

        "Margin Stock" has the meaning assigned thereto in Regulation U or X of the Federal Reserve Board, as the same may be amended, supplemented or modified from time to time.

        "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or financial condition of the Company or of the Loan Parties taken as a whole or (b) the material impairment of the ability of any Loan Party to perform its obligations under any Operative Document to which it is a party or of Agent or any Lender to enforce its rights and remedies under any Operative Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

        "Material Government Contract" means any Government Contract pursuant to which the aggregate value of the goods or services to be provided thereunder exceeds $2,000,000 and with a remaining term in excess of six (6) months.

        "Material Plan" means at any time a Plan having Unfunded Liabilities.

        "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

        "Net Cash Proceeds" means, with respect to any transaction, an amount equal to the cash proceeds received by the Company or any of its Subsidiaries from or in respect of such transaction (including any cash proceeds received as income or other proceeds of any non-cash proceeds of such transaction), less (x) any normal and customary expenses (including commissions) reasonably incurred by such Person in respect of such transaction and (y) in the case of an Asset Sale, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Sale and any taxes paid or payable by such Person (as estimated by the chief financial officer of the Company) in respect of such Asset Sale.

        "Net Working Investment" means, at any date, (i) the consolidated current assets (excluding cash and cash equivalents) of the Company and its Consolidated Subsidiaries minus (ii) consolidated current liabilities (excluding Debt) of the Company and its Consolidated Subsidiaries, in each case determined as of such date.

        "Notes" means the Tranche A Notes, the Tranche B Notes and the Working Capital Notes, or any combination of the foregoing, as the context may require.

        "Notice of Borrowing" has the meaning set forth in Section 4.4.

        "Notice of LC Credit Event" has the meaning set forth in Section 4.8(d).

        "Officers' Certificate" means a certificate executed on behalf of a Person by its chairman of the board (if an officer), chief executive officer or president or one of its vice presidents and by its chief financial officer or treasurer.

        "Operative Documents" means the Financing Documents, the Acquisition Documents, any warrants for stock of the Company in existence on the Closing Date, any related warrantholders rights agreements, the First Amended and Restated Limited Liability Company Agreement of Holdings dated as of January 15, 1999, the Shareholders Agreement of the Company, the charter documents of the Company and the Seller Notes.

        "Payment Account" means, with respect to each Lender, the account specified on the signature pages hereof into which all payments by or on behalf of the Company to such Lender under the Financing Documents shall be made, or such other account as such Lender shall from time to time specify by notice to the Company.

        "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        "Permitted Contest" means a contest maintained in good faith by appropriate proceedings and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge, as determined by the Agent.

        "Permitted Liens" means Liens permitted pursuant to Section 8.2.

        "Person" means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government agency or political subdivision thereof.

        "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

        "Pledge Agreement" means the Pledge Agreement dated as of the date hereof between the Company and the Agent, substantially in the form of Exhibit E-2.

        "Property Insurance Policy" means any insurance policy maintained by the Company or any of its Subsidiaries covering losses with respect to tangible real or personal property or improvements or losses from business interruption.

        "Purchase Agreement" means that certain Stock Purchase Agreement dated as of February 8, 2000 among the Company, Systems Technology Associates, Inc. and Robert Ben, as amended, revised or otherwise modified from time to time to the extent permitted by the terms of this Agreement.

        "Quarterly Date" means the last Business Day of each March, June, September and December occurring after the Closing Date.

        "Receivable" means, as at any date of determination thereof, the unpaid portion of the obligation, as stated in the respective invoice, of a customer of the Company or any of its Subsidiaries in respect of Inventory or services rendered in the ordinary course of business, which amount has been earned by performance under the terms of the related contract and recognized as revenue on the books of the

Company or any of its Subsidiaries, net of any credits, rebates or offsets owed to the customer and also net of any commissions payable to Persons other than employees of the Company or its Subsidiaries.

        "Reimbursement Obligations" means, at any date, the obligations of the Company then outstanding to reimburse the LC Issuer and/or the Lenders for payments made by the LC Issuer under a Letter of Credit and/or the Lenders under Section 4.8(b).

        "Reimbursement Refunding Borrowing" means a Working Capital Borrowing made solely for the purpose of repaying Reimbursement Obligations coming due not later than the date of such borrowing, and in an aggregate amount equal to the aggregate amount of such Reimbursement Obligations.

        "Required Lenders" means at any time Lenders holding Notes evidencing at least 66-2/3% of the aggregate unpaid principal amount of the Loans or, if no Loans are outstanding, having at least 66-2/3% of the aggregate amount of the Commitments and, if at such time, two or more Lenders are holding Notes (or if no Loans are outstanding, two or more Lenders are holding Commitments), the Required Lenders shall consist of at least two Lenders; provided that the "Required Lenders" shall be determined without reference to any Tranche B Notes or Tranche B Commitments.

        "Restricted Payment" means (i) any dividend or other distribution on any shares of the Company's capital stock (except dividends payable solely in shares of its capital stock of the same class) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Company's or any of its Subsidiaries' capital stock or (b) any option, warrant or other right to acquire shares of the Company's or any of its Subsidiaries' capital stock.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

        "Security Agreement" means the Security Agreement dated as of the date hereof between the Company and the Agent, substantially in the form of Exhibit D-1.

        "Security Documents" means the Security Agreement, the Subsidiary Security Agreement, the Holdings Pledge Agreement, the Pledge Agreement, the Subsidiary Guaranty and any other agreement pursuant to which Holdings, the Company or any of its or their Subsidiaries or Affiliates provides a Lien on its assets in favor of the Agent for the benefit of the Lenders, and all supplementary assignments, security agreements, pledge agreements, acknowledgments or other documents delivered or to be delivered pursuant to the terms hereof or of any other Security Document.

        "Seller Notes" means, collectively, (i) that certain $3,840,000 Indemnification Note dated as of March 9, 2000 executed by STA in favor of Robert Ben, (ii) that certain $1,000,000 Deferred Payment Note dated as of March 9, 2000 executed by STA in favor of Robert Ben, (iii) that certain $335,860.50 Subordinated Promissory Note dated as of July 9, 1999 executed by the Company in favor of John Howard, (iv) that certain $228,725.50 Subordinated Promissory Note dated as of July 9, 1999 executed by the Company in favor of John Howard, (v) that certain $17,425 Subordinated Promissory Note dated as of July 9, 1999 executed by the Company in favor of Catherine Ann Martin, (vi) that certain $19,756.50 Subordinated Promissory Note dated as of July 9, 1999 executed by the Company in favor of Catherine Ann Martin, (vii) that certain $34,850 Subordinated Promissory Note dated as of July 9, 1999 executed by the Company in favor of Catherine McMahon, (viii) that certain $39,513 Subordinated Promissory Note dated as of July 9, 1999 executed by the Company in favor of Catherine McMahon and (ix) that certain $1,862,500 Subordinated Promissory Note dated as of November 19, 1999 executed by the Company in favor of Noblestar Systems Corporation.

        "STA" means System Technology Associates, Inc., a Colorado corporation and a wholly-owned Subsidiary of the Company.

        "Subordination Agreements" means, collectively, (i) those five certain Subordination Agreements of even date herewith executed separately by Robert Ben, Noblestar Systems Corporation, John

Howard, Catherine Ann Martin and Catherine McMahon, each in favor of Agent and Lenders and (ii) any additional subordination agreement executed by a holder of a Equity Replacement Note in favor of Agent and Lenders.

        "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or Holdings, as the case may be.

        "Subsidiary Guaranty" means the Subsidiary Guaranty dated as of the date hereof executed by the Subsidiaries of the Company in favor of Agent and the Lenders, substantially in the form of Exhibit F.

        "Subsidiary Security Agreement" means the Subsidiary Security Agreement dated as of the date hereof between the Subsidiaries of the Company and the Agent, substantially in the form of Exhibit D-2.

        "Substitute Rate" has the meaning set forth therefor in the definition of "LIBOR Rate" in Section 1.1.

        "Syndication Agent" means FUNB in its capacity as syndication agent for the Lenders hereunder.

        "Temporary Cash Investment" means any investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Ratings Service and P-1 by Moody's Investors Service, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $250,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, or (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation, provided in each case that such investment matures within one year from the date of acquisition thereof by the Company or any of its Subsidiaries.

        "Total Debt Service" means, for any period, the sum of (i) the aggregate cash interest charges incurred by the Company and its Consolidated Subsidiaries for such period, including the portion of any obligation under Capital Leases allocable to interest expense in accordance with GAAP and (ii) the aggregate amount during such period of mandatory principal payments pursuant to Sections 2.4(a) and 3.4(a) and all other scheduled principal payments on all other Funded Debt, including the portion of any payments under Capital Leases that is allocable to principal, but excluding all principal payments in respect of the Seller Notes.

        "Tranche A Commitment" means, (i) for BACF, as a Lender, an amount equal to $8,500,000 and (ii) for FUNB, as a Lender, an amount equal to $8,500,000.

        "Tranche A Loan" has the meaning set forth in Section 2.1.

        "Tranche A Note" has the meaning set forth in Section 2.2.

        "Tranche B Commitment" means, for BACF, as a Lender, an amount equal to $5,000,000.

        "Tranche B Loan" has the meaning set forth in Section 3.1.

        "Tranche B Note" has the meaning set forth in Section 3.2.

        "UCC" has the meaning set forth in the Security Agreement.

        "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

        "Units" means, collectively, the Class A Units, the Class B Units and the Class C Units of Holdings.

        "Working Capital Borrowing" means the aggregation of Working Capital Loans of the Lenders to be made to the Company pursuant to Section 4.1 on a single date.

        "Working Capital Commitment" means, (i) for BACF, as a Lender, initially $9,000,000, less any amount assigned to another Person that becomes a Lender after the date hereof (a "Subsequent Lender"), (ii) for FUNB as a Lender, initially $9,000,000, less any amount assigned to a Subsequent Lender and (iii) for any Subsequent Lender, the amount of Working Capital Commitment assigned to such Lender.

        "Working Capital Loans" has the meaning set forth in Section 4.1.

        "Working Capital Note" has the meaning set forth in Section 4.2.

        "Working Capital Outstandings" means at any time, as to any Lender, the sum of the aggregate outstanding principal amount of such Lender's Working Capital Loans and its pro rata share of the aggregate outstanding Letter of Credit Liabilities.

        Section 1.2.    Accounting Terms and Determinations.

        Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time ("GAAP"), applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Lenders that the Company wishes to amend any covenant in Article VIII or the definition of "Excess Cash Flow" or any related definition to eliminate the effect of any change in GAAP on the operation of such covenant or the determination of "Excess Cash Flow" (or if the Agent notifies the Company that the Required Lenders wish to amend Article VIII or the definition of "Excess Cash Flow" or any related definition for such purpose), then the Company's compliance with such covenant or "Excess Cash Flow", as the case may be, shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

        Section 1.3.    Other Definitional Provisions.

        References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively.

ARTICLE II
TRANCHE A LOANS

        Section 2.1.    Tranche A Loans.

        Upon the terms and subject to the conditions set forth herein, each Lender existing as of the Closing Date agrees to make one senior floating rate loan to the Company on the Closing Date pursuant to this Section 2.1 in a principal amount equal to its Tranche A Commitment (such loan, or any portion thereof assigned to any other Lender in accordance with Section 12.6, a "Tranche A Loan"). Tranche A Loans are not revolving in nature and amounts of such Loans repaid or prepaid may not be reborrowed. The Tranche A Commitment shall terminate at the close of business on the Closing Date.

        Section 2.2.    Tranche A Notes.

        Each Tranche A Loan shall be evidenced by a Tranche A Note of the Company substantially in the form of Exhibit A (each such note, a "Tranche A Note"), dated the Closing Date in a principal amount equal to the initial principal amount of such Tranche A Loan, duly executed and delivered by the Company and payable to the Lender of such Tranche A Loan.

        Section 2.3.    Interest on the Tranche A Loans.

        Interest on each Tranche A Loan shall accrue from the Closing Date on the outstanding principal amount thereof at the rate set forth in the Tranche A Notes, and shall be payable monthly in arrears as set forth therein.

        Section 2.4.    Repayments and Prepayments of Tranche A Notes.

        (a)    Mandatory Scheduled Repayments.     There shall become due and payable and the Company shall repay an aggregate principal amount of the Tranche A Notes on each Quarterly Date, commencing with June 30, 2000, equal to the applicable installment amount set forth below (or, if less, the aggregate outstanding principal amount of the Tranche A Notes), in each case together with accrued and unpaid interest on the principal amount being repaid to and but excluding the date of payment:

Installment	Principal Amount
Nos. 1-4	$250,000.00
Nos. 5-8	$562,500.00
Nos. 9-12	$625,000.00
Nos. 13-16	$812,500.00
Nos. 17-23	$1,000,000.00

The aggregate unpaid principal amount of the Tranche A Notes, together with accrued and unpaid interest thereon, shall be due and payable on March 9, 2006.

        (b)    Mandatory Incremental Prepayments.     There shall become due and payable, and the Company shall prepay, an aggregate principal amount of the Tranche A Notes (or, if less, the aggregate outstanding principal amount of the Tranche A Notes) in the following amounts at the following times, together with, in the case of any prepayment of the remaining Tranche A Notes in whole, accrued and unpaid interest on the principal amount being prepaid to but excluding the date of such payment:

          (i)    no later than five Business Days after each required delivery date of financial statements pursuant to Section 7.1(b) (or, if early, within five Business Days of the actual delivery to the Lenders of such financial statements), beginning with the financial statements in respect of the Fiscal Year ending December 31, 2000, an amount equal to 60% of the Excess Cash Flow for the immediately preceding Fiscal Year (or, in the case of the payment for the first such period, for the period beginning on the Closing Date and ending on the last day of such Fiscal Year);

          (ii)  no later than one Business Day following the date on which the Company or any of its Subsidiaries receives any payment which constitutes Major Casualty Proceeds, an amount equal to 60% of the amount of such payment, unless the Required Lenders shall otherwise direct (in which case the amount of such payment shall be deposited into the Insurance Account to be held and applied in accordance with Section 5 of the Security Agreement or the Subsidiary Security Agreement, as applicable);

          (iii)  no later than one Business Day following the receipt by the Company of the proceeds from the issuance and sale of any equity securities after the Closing Date (exclusive of proceeds received from the sale of any such equity securities to one or more Persons that owned securities in Holdings as of the Closing Date or in connection with the exercise of any options issued by the Company to any management employees of any Loan Party), an amount equal to 100% (50% with respect to any such proceeds received in connection with the consummation of an IPO) of the Net Cash Proceeds of such issuance and sale, and

          (iv)  promptly upon receipt by the Company or any Subsidiary of the proceeds of any Asset Sale after the Closing Date, an amount equal to 100% of the Net Cash Proceeds of such Asset Sale.

The Company has advised the Lenders on the Closing Date that the Company may desire, during the term of this Agreement, to conduct one or more private placements of its equity securities, and may further desire to apply the proceeds of any such private placements in manners other than as currently required by the immediately preceding clause (iii). The Lenders agree to exercise reasonable commercial credit judgment in considering any request by the Company to waive or otherwise modify the requirements of said clause (iii) in connection with any such private placements.

        (c)    Optional Prepayments.

          (i)    The Company may prepay the Tranche A Notes in whole or in part upon at least 3 days' prior irrevocable written notice to the Lenders (and such amounts specified in such notice shall become due and payable on the date so specified), by paying, in the case of any prepayment of the remaining Tranche A Notes in whole, accrued and unpaid interest on the principal amount being prepaid to but excluding the date of payment.

          (ii)  Notwithstanding the foregoing, the Company may not prepay the Tranche A Notes in whole pursuant to this subsection (c) unless simultaneously with such prepayment the Company (A) repays all Working Capital Loans and terminates the Working Capital Commitments and (B) cash collateralizes all outstanding Letter of Credit Liabilities (or provides for the replacement or cancellation thereof on terms acceptable to each Lender).

        (d)    Application of Payments.     Each repayment or prepayment of less than all the outstanding aggregate principal amount of the Tranche A Notes shall be applied pro rata to all the Tranche A Notes according to their respective outstanding principal amounts. Subject to the final two sentences of Section 8.6, the principal amount of each payment pursuant to Section 2.4(b) (other than clause (i) thereof) shall be applied to reduce the remaining payments required by Section 2.4(a) in inverse order of the maturity thereof. The principal amount of each payment pursuant to Section 2.4(b)(i) and pursuant to Section 2.4(c) shall be applied to reduce, on a pro rata basis, the remaining payments required by Section 2.4(a). No payment pursuant to Section 2.4(a) or (c) shall (except as reflected in any determination of Excess Cash Flow) reduce the amount of any payment required by Section 2.4(b), The Agent shall settle with each Lender on a weekly (or more frequent basis, as determined by the Agent in its sole discretion) basis in respect of payments received by the Agent pursuant to each of Sections 2.3 and Section 2.4. So long as each Lender has satisfied its then due obligations to the Agent under Section 4.4(c), interest shall accrue at the Federal Funds Rate on any such principal payments received by the Agent for the period from the date such payment is received by the Agent to the date of settlement, and shall be payable by the Agent to such Lender concurrently with such principal settlement.

ARTICLE III
TRANCHE B LOANS

        Section 3.1.    Tranche B Loans.

        Upon the terms and subject to the conditions set forth herein, BACF agrees to make one floating rate loan to the Company on the Closing Date pursuant to this Section 3.1 in a principal amount equal to its Tranche B Commitment (such loan, or any portion thereof assigned to any other Lender in accordance with Section 12.6, a "Tranche B Loan"). Tranche B Loans are not revolving in nature and amounts of such Loans repaid or prepaid may not be reborrowed. The Tranche B Commitment shall terminate at the close of business on the Closing Date.

        Section 3.2.    Tranche B Notes.

        Each Tranche B Loan shall be evidenced by a Tranche B Note of the Company substantially in the form of Exhibit B (each such note, a "Tranche B Note"), dated the Closing Date in a principal amount equal to the initial principal amount of such Tranche B Loan, duly executed and delivered by the Company and payable to the Lender of such Tranche B Loan.

        Section 3.3.    Interest on the Tranche B Loans.

        Interest on each Tranche B Loan shall accrue from the Closing Date on the outstanding principal amount thereof at the rate set forth in the Tranche B Note, and shall be payable monthly in arrears as set forth therein. Notwithstanding the preceding sentence, in the event that the aggregate amount paid by the Company to the Lenders in respect of accrued and then due interest in respect of the Loans is insufficient to pay all such then accrued and due interest, the interest payment received by the Lenders shall be applied first to all Loans, other than the Tranche B Loan, on a pro rata basis, with the remaining interest payment, if any, to be applied to the Tranche B Loans. Any accrued and payable interest in respect of the Tranche B Loans not paid to the holders of the Tranche B Notes due to the operation of the preceding sentence shall be added to the outstanding principal balance of the Tranche B Notes.

        Section 3.4.    Repayments and Prepayments of Tranche B Notes.

        (a)    Mandatory Scheduled Payments.     There shall become due and payable and the Company shall repay an aggregate principal amount of the Tranche B Notes on each Quarterly Date, commencing with the earlier of (i) June 30, 2006 and (ii) the date on which the Tranche A Notes shall have been repaid in their entirety, equal to the applicable installment amount set forth below (or, if less, the aggregate outstanding principal amount of the Tranche B Notes), in each case, together with accrued and unpaid interest on the principal amount being repaid to but excluding the date of payment:

Installment	Principal Amount
Nos. 1-3	$1,250,000

The aggregate unpaid principal amount of the Tranche B Notes, together with accrued and unpaid interest thereon, shall be due and payable on March 9, 2007.

        (b)    Mandatory Incremental Prepayments.     There shall become due and payable, and the Company shall prepay, an aggregate principal amount of the Tranche B Notes (or, if less, the aggregate outstanding principal amount of the Tranche B Notes) in the following amounts at the following times, in each case together with, in the case of any prepayment of the remaining Tranche B Notes in whole, accrued and unpaid interest on the principal amount being prepaid to but excluding the date of such payment:

          (i)    no later than five Business Days after each required delivery date of financial statements pursuant to Section 7.1(b) (or, if early, within five Business Days of the actual delivery to the Lenders of such financial statements), beginning with the financial statements in respect of the Fiscal Year ending December 31, 2000, an amount equal to the excess (if any) of (x) 60% of Excess Cash Flow for the immediately preceding Fiscal Year then ended (or, in the case of the payment for the first such period, for the period beginning on the Closing Date and ending on the last day of such Fiscal Year) over (y) the amount applied to the repayment of Tranche A Notes on such date in accordance with Section 2.4(b)(i);

          (ii)  no later than one Business Day following the date on which the Company or any of its Subsidiaries receives any payment which constitutes Major Casualty Proceeds, an amount equal to the excess (if any) of (A) the amount of such payment over (B) any amount of such payment applied to the repayment of Tranche A Notes on such date in accordance with Section 2.4(b)(ii), unless the Required Lenders shall otherwise direct (in which case the amount of such payment shall be deposited into the Insurance Account to be held and applied in accordance with Section 5 of the Security Agreement or the Subsidiary Security Agreement, as applicable);

          (iii)  no later than one Business Day following the receipt by the Company of the proceeds from the issuance and sale of any equity securities after the Closing Date (exclusive of proceeds received from the sale of any such equity securities to one or more Persons that owned securities in Holdings as of the Closing Date or in connection with the exercise of any options issued by the Company to any management employees of any Loan Party), an amount equal to the excess (if any) of (x) 100% (50% with respect to any such proceeds received in connection with the consummation of an IPO) of the Net Cash Proceeds of such issuance and sale over (y) any amount of such Net Cash Proceeds applied to the repayment of Tranche A Notes on such date in accordance with Section 2.4(b)(iii); and

          (iv)  promptly upon receipt by the Company or any Subsidiary of the proceeds of any Asset Sale after the Closing Date, an amount equal to the excess (if any) of (x) 100% of the Net Cash Proceeds of such Asset Sale over (y) any amount of such Net Cash Proceeds applied to the repayment of Tranche A Notes oil such date in accordance with Section 2.4(b)(iv).

The Company has advised the Lenders on the Closing Date that the Company may desire, during the term of this Agreement, to conduct one or more private placements of its equity securities, and may further desire to apply the proceeds of any such private placements in manners other than as currently required by the immediately preceding clause (iii). The Lenders agree to exercise reasonable commercial credit judgment in considering any request by the Company to waive or otherwise modify the requirements of said clause (iii) in connection with any such private placements.

        (c)    Optional Prepayments.     From and after the date on which the Company has paid the Tranche A Notes in full, the Company may prepay the Tranche B Notes in whole or in part upon at least 3 days' prior irrevocable written notice to the Lenders (and such amounts specified in such notice shall become due and payable on the date so specified), by paying, in the case of any prepayment of the remaining Tranche B Notes in whole, accrued and unpaid interest on the principal amount being prepaid to but excluding the date of payment.

        (d)    Application of Payments.     Each payment or prepayment of less than all the outstanding aggregate principal amount of the Tranche B Notes shall be applied pro rata to all the Tranche B Notes according to their respective outstanding principal amounts. Subject to the final two sentences of Section 8.6, the principal amount of each payment pursuant to Section 3.4(b) (other than clause (i) thereof) shall be applied to reduce the remaining payments required by Section 3.4(a) in inverse order of the maturity thereof. The principal amount of each payment pursuant to Section 3.4(b)(i) and pursuant to Section 3.4(c) shall be applied to reduce, on a pro rata basis, the remaining payments required by Section 3.4(a). No payment pursuant to Section 3.4(a) or (c) shall (except as reflected in any determination of Excess Cash Flow) reduce the amount of any payment required by Section 3.4(b). The Agent shall settle with each Lender on a weekly (or more frequent basis, as determined by the Agent in its sole discretion) basis in respect of payments received by the Agent pursuant to each of Sections 3.3 and Section 3.4. So long as each Lender has satisfied its then due obligations to the Agent under Section 4.4(c), interest shall accrue at the Federal Funds Rate on any such principal payments received by the Agent for the period from the date such payment is received by the Agent to the date of settlement, and shall be payable by the Agent to such Lender concurrently with such principal settlement.

        Section 3.5.    Subordination of Tranche B Notes.

        (a)  In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its creditors, in their capacity as creditors of the Company, or to substantially all of its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then:

          (i)    the holders of Working Capital Notes and Tranche A Notes (collectively, the "Senior Holders") shall first be entitled to receive payment in full of the principal thereof, premium, if any, interest and all other amounts payable thereon (accruing before and after the commencement of the proceedings, whether or not allowed or allowable as a claim in such proceedings) before any holder of any Tranche B Note (a "Junior Holder") is entitled to receive any payment on account or in respect of Tranche B Notes; and

          (ii)  any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities to which the Junior Holder would be entitled, but for the provisions of this Section 3.6, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Agent and any other representative on behalf of Senior Holders to the extent necessary to make payment in full of all amounts of the Working Capital Notes and Tranche A Notes remaining unpaid, after giving effect to any concurrent payment or distribution to the Senior Holders.

        (b)  Should any payment or distribution or the proceeds of any security be collected or received by any Junior Holder in respect of the Tranche B Notes which is not permitted by the terms of this Agreement or which in accordance with subsection (a) above should be paid to the Senior Holders, such Junior Holder will forthwith deliver the same to the Agent and any other representative on behalf of the Senior Holders for the equal and ratable benefit of the Senior Holders in precisely the form received (except for the endorsement or the assignment of or by such Junior Holder where necessary) for application to payment of all Working Capital Notes and Tranche A Notes in full, after giving effect to any concurrent payment or distribution to the Senior Holders and, until so delivered, the same shall be held in trust by such Junior Holder as the property of the Senior Holders.

        (c)  In the event that all or any part of any payment made on account of the Working Capital Notes or Tranche A Notes is recovered from the Senior Holders as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by any Junior Holder on account of the Tranche B Notes which the Junior Holder would not have been entitled to receive if such recovered payment had not been made to the Senior Holders shall be deemed to have been received by the Junior Holder in trust as the property of the Senior Holders and such Junior Holder shall forthwith deliver the same to the Agent and any other representative on behalf of the Senior Holders for the equal and ratable benefit of the Senior Holders for application to payment of all Working Capital Notes and Tranche A Notes in full.

ARTICLE IV
WORKING CAPITAL LOANS

        Section 4.1.    Working Capital Loans and Commitments.

        Upon the terms and subject to the conditions set forth herein, each Lender severally and not jointly agrees to make working capital loans ("Working Capital Loans") from time to time to the Company in an aggregate principal amount at any time outstanding such that, after giving effect to the application of the proceeds of any Working Capital Loan made by it on any date, the Working Capital Outstandings of such Lender do not exceed such Lender's Working Capital Commitment. Within the foregoing limits, the Company may borrow under this Section 4.1. prepay or repay Working Capital Loans as required under Section 4.5(b) or to the extent permitted by Section 4.6, and reborrow pursuant to this Section 4.1.

        Section 4.2.    Working Capital Notes.

        The Working Capital Loans of each Lender shall be evidenced by a single Working Capital Note, substantially in the form of Exhibit C (each such note, a "Working Capital Note"), dated the Closing Date in an aggregate principal amount equal to the amount of such Lender's Working Capital Commitment, duly executed and delivered and payable to such Lender. Each Lender shall record the date and amount of each Working Capital Loan made by it and the date and amount of each payment of principal made by the Company with respect thereto, and prior to any transfer of its Working Capital Note shall endorse on Schedule A thereto (or any continuation thereof) forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Working Capital Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Working Capital Notes. Each Lender is hereby irrevocably authorized by the Company so to endorse its Working Capital Note and to attach to and make a part of its Working Capital Note a continuation of any such schedule as and when required.

        Section 4.3.    Interest on the Working Capital Loans.

        Interest on the Working Capital Loans shall accrue on the aggregate outstanding principal amount thereof at the rate set forth in the Working Capital Note with respect thereto, and shall be payable monthly in arrears as set forth therein.

        Section 4.4.    Advancing Working Capital Loans.

        (a)  The Company shall give the Agent notice (a "Notice of Borrowing") not later than 12:00 Noon (New York City time) on the date of request of each Working Capital Borrowing, which notice, except as provided in (b) below, shall be signed by an authorized officer of the Company, specifying the date (which shall be a Business Day) of such Working Capital Borrowing and, subject to Section 4.1, the aggregate principal amount of such Working Capital Borrowing, and certifying as to the satisfaction of the conditions set forth in Section 5.2.

        (b)  The Company hereby authorizes the Lenders and the Agent to make Working Capital Loans based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Company. The Company agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an authorized officer of the Company. If the written confirmation differs in material respect from the action taken by the Agent and the Lender the records of the Agent and Lender shall govern absent manifest error.

        (c)  Upon receipt of a Notice of Borrowing, the Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make available its ratable share of such Working Capital Borrowing to the Agent by 3:00 P.M. (New York City time) on the date of each borrowing specified in a Notice of Borrowing by deposit with the Agent to the Agent's Payment Account in federal or other immediately available funds. Not later than 4:00 P.M. (New York City time) on the date of each borrowing specified in a Notice of Borrowing, the Agent shall make available the aggregate amount of the funds so advanced by the Lenders in immediately available funds to the Company Account. The foregoing provisions of this Section 4.4(c) notwithstanding, the Agent, in its sole discretion (but subject to the terms of this Agreement, including without limitation either the absence of a Default or the agreement of the Lenders to fund notwithstanding the existence of a Default), may from its own funds make one or more Working Capital Loans on behalf of any Lender. In such event, the Lender on behalf of whom the Agent made any such Working Capital Loans shall reimburse the Agent for the amount of any such Working Capital Loans made on its behalf on the Wednesday (or the immediately following Business Day if such day is not a Business Day) of each week (or on a more frequent basis, as determined by the Agent in its sole discretion), which amounts will be made available to the Agent by 3:00 P.M. (New York City time) on such date. The entire amount of interest attributable to any such Working Capital Loans for the period from the date on which such Working Capital Loans were made by the Agent on any such Lender's behalf until the Agent is reimbursed in full by such Lender shall be paid to the Agent for its own account.

        (d)  If any Lender shall fail to perform its obligation to make a Working Capital Loan hereunder, the amount of the Working Capital Commitment of such Lender may, but need not, be assumed by the other Lenders ratably in proportion to their Working Capital Commitments so that the aggregate amount of the Working Capital Commitments to make any Working Capital Loans provided for herein shall not be reduced and the Working Capital Commitment of each other Lender shall be appropriately adjusted. No such assumption and adjustment shall relieve any Lender from its Working Capital Commitment, and each such defaulting Lender agrees to repay on demand the other Lenders that have assumed such Working Capital Commitment any Working Capital Loans made by such other Lenders in respect thereof, together with interest thereon from the date of such Loan to but excluding the date of repayment at the rate applicable to such Working Capital Loans plus 1%.

        Section 4.5.    Mandatory Repayments and Prepayments.

        (a)  The Working Capital Commitment of each Lender shall terminate at the opening of business on the earlier of (i) March 9, 2006 and (ii) the date on which the Tranche A Notes shall have been paid in full (the "Termination Date"), and there shall become due and the Company shall pay on the Termination Date, the entire outstanding principal amount of each Working Capital Loan, together with accrued and unpaid interest thereon to but excluding the Termination Date.

        (b)  If at any time the aggregate Working Capital Outstandings exceed the lesser of the Borrowing Base and the aggregate Working Capital Commitments of the Lenders, then, on the next succeeding Business Day, the Company shall apply an amount equal to such excess to repay the Working Capital Loans or, in the event any Letter of Credit Liabilities then exist, to cash collateralize such Letter of Credit Liabilities, or both, as and to the extent required by Section 4.7(b), and to the extent the Company fails to make any such payment, the Company shall provide for the replacement or cancellation of any outstanding Letters of Credit until the aggregate Working Capital Outstandings do not exceed the lesser of the Borrowing Base and the aggregate Working Capital Commitments of the Lenders.

        (c)  No later than one Business Day following the date on which the Company or any of its Subsidiaries receives any payment which constitutes Major Casualty Proceeds, an amount equal to 40% of the amount of such payment to repay the Working Capital Loans or cash collateralize Letter of Credit Liabilities, or both, as and to the extent required by Section 4.7(b), unless the Required Lenders shall otherwise direct (in which case the amount of such payment shall be deposited into the Insurance Account to be held and applied in accordance with Section 5 of the Security Agreement or the Subsidiary Security Agreement, as applicable).

        Section 4.6.    Optional Prepayments.

        The Company may prepay the Working Capital Loans in whole or in part. The aggregate principal amount of the Working Capital Loans designated for prepayment in any notice of optional prepayment given pursuant to this subsection shall become due and payable on the date fixed for prepayment as specified above.

        Section 4.7.    Application of Payments.

        (a)  Each payment or prepayment of less than all the outstanding aggregate principal amount of the Working Capital Loans shall be applied pro rata to all the Working Capital Loans according to their respective outstanding principal amounts.

        (b)  Amounts to be applied pursuant to Section 4.5(b) shall be applied first to repay ratably the principal amount of the Working Capital Loans then outstanding until all such Working Capital Loans shall have been repaid in full, and if any excess then remains, such excess shall be deposited in the LC Collateral Account to be held, applied or released for application as provided in Section 5(F) of the Security Agreement.

        (c)  The Agent shall settle with each Lender on a weekly (or more frequent basis, as determined by the Agent in its sole discretion) basis in respect of payments received by the Agent pursuant to each of Sections 4.3, 4.5 and Section 4.6. So long as each Lender has satisfied its then due obligations to the Agent under Section 4.4(c), interest shall accrue at the Federal Funds Rate on any such principal payments received by the Agent for the period from the date such payment is received by the Agent to the date of settlement, and shall be payable by the Agent to such Lender concurrently with such principal settlement.

        Section 4.8.    Letters of Credit.

        (a)    Issuance and Increase of Letters of Credit: Lender Reimbursement Agreement.

          (i)    Subject to the terms and conditions hereof and such additional terms and conditions as the LC Issuer shall from time to time require, the Company may from time to time request that the LC Issuer issue Letters of Credit for the account of the Company or increase the stated amount of any existing Letter of Credit (each event, an "LC Credit Event"). Prior to the Closing Date, FUNB issued its letter of credit number 5164126 for the account of STA in the undrawn face amount of $38,031.42, drawable by Town & Country Business Park Joint Venture and expiring on May 31, 2000 (the "Existing Letter of Credit"). The Agent, the Lenders and the Company hereby agree that the Existing Letter of Credit shall be deemed to be a Letter of Credit issued under this Agreement on the Closing Date for the account of the Company and FUNB shall be deemed to be the LC Issuer hereunder with respect to the Existing Letter of Credit.

          (ii)  Each Lender agrees for the benefit of the LC Issuer that in the event that the Company fails to reimburse the LC Issuer for any drawing under any Letter of Credit for the full amount of such drawing on the date of such drawing or such other date when reimbursement is required under the terms of such Letter of Credit, each Lender shall be obligated to pay to the LC Issuer, for value on the second Business Day following such date to the relevant account notified by the LC Issuer to the Lenders in the notice referred to in the following sentence, an amount equal to its pro rata share (determined by reference to the Working Capital Commitments of each of the Lenders) of such unreimbursed amount (after giving effect to any reimbursement thereof theretofore paid by the Company to the LC Issuer in respect of such drawing). The LC Issuer shall notify each Lender of any such unreimbursed amount (together with the account to which such Lender's share in respect thereof is to be paid) not later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the date that payment by such Lender is due.

          (iii)  In consideration of the foregoing, the parties hereto agree (and the LC Issuer by accepting the benefits conferred on it hereby shall be deemed to have agreed) that upon each LC Credit Event, the LC Issuer shall be deemed, without further action on the part of the LC Issuer or of any party hereto, to have sold to each Lender and each Lender shall be deemed, without further action by the LC Issuer or any party hereto, to have purchased from the LC Issuer, a participation (or an increased participation, in the case of any LC Credit Event that is an increase in the stated amount of an existing Letter of Credit) in such Letter of Credit and the related Letter of Credit Liabilities, in the amount required so that the participations of the Lenders therein shall be in proportion to their respective Working Capital Commitments.

          (iv)  The several obligations of the Lenders to the LC Issuer under this Section 4.8(a) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be affected by any circumstance, including, without limitation, (1) any set-off, counterclaim, recoupment, defense or other right which any such Lender or any other Person may have against the LC Issuer or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or an Event of Default or the termination of the Working Capital Commitments; (3) any adverse change in the condition (financial or otherwise) of the Company or any other Person; (4) any breach of any Financing Document by any party thereto; (5) the fact that any condition precedent to the issuance of, or the making of any payment under, any Letter of Credit was not in fact met; (6) any violation or asserted violation of law by any Lender or any affiliate thereof, or (7) any affiliation between the LC Issuer and any Lender; or (8) to the extent permitted under applicable law, any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each payment by each Lender to the LC Issuer for its own account shall be made without any offset, abatement, withholding or reduction whatsoever.

          (v)  Each Lender acknowledges and agrees that the LC Issuer will rely upon the provisions of this Section 4.8(a) in issuing or increasing the stated amount of Letters of Credit for the account of the Company; provided that the LC Issuer shall not be entitled to rely on the provisions of this Section 4.8 with respect to any Letter of Credit issued or increased by it after a Stop-Issuance Notice has been received by the LC Issuer and remains in effect and the Lenders shall not be under any obligation to reimburse the LC Issuer for any amounts drawn under any Letter of Credit so issued or increased (if increased, only to the extent of such increase).

        "Stop-Issuance Notice" means a notice to the LC Issuer from the Agent to the effect that either (i) the Working Capital Commitments of the Lenders have terminated or (ii) the conditions to an LC Credit Event specified in Section 4.8 are not satisfied (either generally as to all Letters of Credit or specifically with respect to any proposed LC Credit Event requested in a Notice of LC Credit Event delivered hereunder). A Stop-Issuance Notice shall become effective upon receipt by the LC Issuer and may only be cancelled by delivery to the LC Issuer of a written notice of cancellation signed by the Agent (with the consent of the Required Lenders).

        (b)    Reimbursement Obligations of the Company.     The Company agrees, as a separate obligation, independent from any obligation it may have to reimburse the LC Issuer, that if at any time any

Lender shall make a payment to the LC Issuer pursuant to Section 4.8(a)(ii), the Company shall be irrevocably and unconditionally obligated forthwith to reimburse such Lender for the amount of such payment in like currency, without presentment, demand, protest or other formalities of any kind. In furtherance of the preceding sentence, the Company hereby agrees that on any day any Lender shall make a payment to the LC Issuer pursuant to Section 4.8(a)(ii), the Company shall be deemed automatically and without further consent or any other action by the Company to have requested a Working Capital Loan, the proceeds of which (to the extent the funding of any such Working Capital Loan may be funded in accordance with the provisions of this Article IV) shall be applied to reimburse each Lender making any such payment. Except for amounts paid which are reimbursed through the funding of a Working Capital Loan pursuant to the terms of the immediately preceding sentence, all amounts paid by any Lender to the; LC Issuer pursuant to Section 4.8(a)(ii) shall bear interest, payable on demand, for each day until the Company reimburses such Lender therefor, at a rate per annum equal to the sum of 2% plus the rate applicable to Working Capital Loans for such day. Each Lender hereby agrees that any Working Capital Loan deemed requested pursuant to the provisions of this Section 4.8(c) shall be funded by the Lenders in accordance with the provisions of Section 4.4(c).

        (c)    Reimbursement and Other Payments by the Company.     The obligations of the Company to reimburse each Lender pursuant to Section 4.8(b) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

          (i)    any lack of validity or enforceability of any Letter of Credit or any related document;

          (ii)  any amendment or waiver of or any consent to departure from any Letter of Credit or any related document;

          (iii)  the existence of any claim, set-off, defense or other right which the Company may have at any time against the beneficiary of any Letter of Credit (or any Person or entity for whom such beneficiary may be acting), the Agent, the LC Issuer (other than claims based on gross negligence or willful misconduct on the part of the LC Issuer in honoring any draw request made in connection with any Letter of Credit), any Lender or any other Person or entity, whether in connection with this Agreement, any other Financing Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory Counterclaim;

          (iv)  any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

          (v)  payment by the LC Issuer Under any Letter of Credit against presentation of a draft or document which does not comply with the terms of such Letter of Credit;

          (vi)  any affiliation between the LC Issuer and any Lender; or

          (vii) to the extent permitted Under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

        (d)    Notice of LC Credit Event.     The Company shall give the Agent notice (a "Notice of LC Credit Event") at least two Business Days before the relevant issuance or increase of a Letter of Credit, specifying:

          (i)    the date of issuance or increase of such Letter of Credit;

          (ii)  the expiry date of such Letter of Credit (which shall comply with the requirements of Section 4.8(e)(10);

          (iii)  the proposed terms of such Letter of Credit, including the face amount (which shall comply with the requirements of Section 4.8(e)(iii)); and

          (iv)  the transactions or additional transaction or transactions that are to be supported or financed with such Letter of Credit or increase thereof.

        Upon the receipt of a Notice of LC Credit Event, the Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender's participation in such Letter of Credit.

        (e)    Conditions to LC Credit Event.     The Company shall not request or permit to occur a LC Credit Event unless each of the following conditions shall have been satisfied:

          (i)    the Agent shall have received a Notice of LC Credit Event with respect to such Letter of Credit or increase thereof in accordance with Section 4.8(d) and a Borrowing Base Certificate in accordance with Section 7.1(i);

          (ii)  such Letter of Credit shall by its terms expire no later than the earlier of (x) one year after its issuance (but may by its terms be renewable by notice given to the LC Issuer, subject in any event to clause (y)) and (y) five Business Days prior to March 9, 2006;

          (iii)  such Letter of Credit shall be in a face amount (including after giving effect to any contemplated increase thereof) of not more than the amount that would, after giving effect to the issuance thereof and to the borrowing and repayment of Working Capital Loans on the date of issuance thereof, cause (x) the aggregate Letter of Credit Liabilities of all Letters of Credit to exceed $3,000,000 or (y) the Working Capital Outstandings of the Lenders to exceed the lesser of (A) the Borrowing Base and (B) the aggregate amount of the Working Capital Commitments;

          (iv)  the fact that, immediately before and immediately after such LC Credit Event, no Default shall have occurred and be continuing; and

          (v)  the fact that the representations and warranties of the Company and its Subsidiaries and Holdings contained in the Financing Documents shall be true in all respects (or in all material respects if such representation or warranty is not by its terms already qualified as to materiality) on and as of the date of such LC Credit Event, other than any such representations and warranties limited by their terms to a specific date.

        Each Notice of LC Credit Event shall be deemed to be a representation and warranty by the Company to the Lenders and the Agent as of the date of the issuance or increase of the relevant Letter of Credit as to the facts specified in clauses (iii), (iv) and (v) above.

        (f)    If on any date the Working Capital Commitments are terminated pursuant to Section 3.4(c)(ii), the Company on such date shall deposit in the LC Collateral Account an amount equal to all Letter of Credit Liabilities then outstanding, to be held, applied or released for application as provided in Section 5(F) of the Security Agreement.

ARTICLE V
CONDITIONS

        Section 5.1.    Conditions to Closing.

        The obligation of each Lender to make Loans on the Closing Date shall be subject to the satisfaction of the following conditions precedent:

        (a)  receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

        (b)  receipt by BACF of a duly executed Tranche A Note, Tranche B Note and Working Capital Note for its account, each in the form provided for herein, all duly executed and registered in such name or names and in such denominations as BACF shall have requested;

        (c)  receipt by FUNB of a duly executed Tranche A Note and Working Capital Note for its account, each in the form provided for herein, all duly executed and registered in such name or names and in such denominations as FUNB shall have requested;

        (d)  receipt by the Agent of duly executed counterparts of each Security Document required to be effective on the Closing Date (including each Lockbox Agreement), together with evidence satisfactory to it in its good faith discretion of the effectiveness of the security contemplated thereby; receipt by Lenders of evidence satisfactory to Lenders in their good faith discretion of the satisfaction (or waiver) of all conditions to the closing of the Acquisition on the Closing Date, and that all transactions contemplated by the Operative Documents to be consummated on the closing date of the Acquisition will take place prior to or simultaneously with the transactions hereunder contemplated to take place on the Closing Date, and reasonable satisfaction of each of the Lenders in their good faith discretion with the terms and conditions of the Acquisition Documents;

        (e)  receipt by each of the Lenders of (i) evidence satisfactory to the Lenders in their good faith discretion of the effectiveness of all other Operative Documents, each of which shall be in form and substance satisfactory to the Lenders in their good faith discretion, and (ii) each opinion, report, and other document required to be delivered pursuant to the Acquisition Documents in connection with the Acquisition, with a letter from each Person delivering any such opinion authorizing reliance thereon by the Agent and the Lenders, all in form and substance reasonably satisfactory to each of the Lenders;

        (f)    receipt by each of the Lenders of evidence reasonably satisfactory to the Lenders that Holdings shall have issued to the Investors on the Closing Date additional Units for cash proceeds of not less than $13,551,000, and either (x) disbursed such proceeds as consideration due and owing in connection with the consummation of the Acquisition or (y) contributed all of such cash proceeds to the capital of the Company;

        (g)  receipt by the Agent and each of the Lenders of an opinion of each of Kirkland & Ellis and the general counsel of the Company and its Subsidiaries, substantially in the form of Exhibits H-1 and H-2, respectively (by its execution and delivery of the Financing Documents, each of the Loan Parties authorizes and directs such counsel to deliver such opinions to the Agent);

        (h)  receipt by the Agent of an opinion of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., special counsel for the Agent, substantially in the form of Exhibit I, and covering such additional matters relating to the transactions contemplated hereby as BACF may reasonably request;

        (i)    receipt by Agent and the Lenders of all fees and any other amounts due and payable hereunder (including fees and expenses payable pursuant to Section 10.4) of which the Company has received notice;

        (j)    receipt by each of the Lenders of any information it may reasonably request concerning the financial condition (including, without limitation, the condition of all Receivables and other Collateral), results of operations, liabilities (contingent and otherwise, including with respect to environmental liabilities and employee and retiree benefits) and prospects of, and the financial reporting and accounting systems and the management information systems of, each of the Loan Parties, including without limitation information disclosed in any field audits required by any Lender; and confirmation satisfactory to each of the Lenders, after consultation with management of each of the Loan Parties, of all such information; and satisfaction of each of the Lenders in their reasonable discretion with all such information:

        (k)  satisfaction of each of the Lenders in their good faith discretion as to the absence of any material adverse change in any aspect of the business, operations, properties or financial condition of the Loan Parties, or any event or condition which is reasonably likely to result in such a material adverse change;

        (l)    receipt by each of the Lenders of a certificate signed by the chief financial officer or treasurer of the Company to the effect that, both before and immediately after the making of the Loans and the consummation of the Acquisition and the other transactions contemplated to take place on the Closing Date, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Loan Parties made in or pursuant to the Operative Documents are true;

        (m)  receipt by each of the Lenders of the certificate referred to in Section 7.4(c);

        (n)  receipt by each of the Lenders of a consulting agreement between the Company and Jay Kelley in form and substance satisfactory to the Lenders in their reasonable discretion;

        (o)  receipt by the Agent of the written consent of each of Robert Ben and Noblestar Systems Corporation to the collateral assignment by the Company to the Agent, for the benefit of the Lenders, of its rights and claims under the Stock Purchase Agreement entered into prior to the Closing Date by each such Person and the Company;

        (p)  receipt by each of the Lenders of evidence acceptable to the Lenders in their good faith discretion that the consolidated EBITDA of the Company and its Subsidiaries as of the twelve-month period ended January 31, 2000, with such pro forma adjustments as each of the Lenders, in its good faith discretion, may allow, equals or exceeds $8,500,000;

        (q)  receipt by each of the Lenders of evidence acceptable to the Lenders in their good faith discretion that STA shall have received a written novation of its Section 8(a) contract status;

        (r)  receipt by each of the Lenders of (i) the financial statements and pro forma balance sheet referred to in Sections 6.4(a), (b) and (c), (ii) a statement of sources and uses of funds covering all payments reasonably expected to be made by the Loan Parties in connection with the transactions contemplated by the Operative Documents to be consummated on the Closing Date, including an itemized estimate of all fees, expenses and other closing costs in an aggregate amount not to exceed the aggregate amount provided for such fees, expenses and closing costs in the commitment letter dated January 24, 2000 from BACF to the Company and Frontenac Company and (iii) payment instructions with respect to each wire transfer to be made by the Agent or any Loan Party on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer;

        (s)  receipt by the Agent of evidence satisfactory to it in its good faith discretion that all outstanding obligations of each of the Loan Parties under any and all documents, agreements and instruments evidencing or giving rise to Debt of such Loan Parties (other than Debt permitted pursuant to Section 8.1) have been paid in full, all commitments thereunder have been terminated and all Liens securing such obligations and all guarantees thereof have been released: and

        (t)    receipt by the Agent of all documents it may reasonably request relating to the existence of each of the Loan Parties, the corporate (or limited liability company) authority for and the validity of the Financing Documents and the other Operative Documents, and any other matters relevant hereto, all in form and Substance satisfactory to the Agent in its good faith discretion.

The documents referred to in this Section shall be delivered to the Agent no later than the Closing Date. The certificates and opinions referred to in this Section shall be dated the Closing Date.

        Section 5.2.    Conditions to Each Loan.

        The obligation of any Lender to make a Loan on the occasion of any borrowing thereof (including on the Closing Date) is subject to the satisfaction of the following additional conditions:

        (a)  in the case of a Working Capital Borrowing, receipt by each Lender of a Notice of Borrowing in accordance with Section 4.4;

        (b)  the fact that, immediately after such borrowing and after application of the proceeds thereof, the aggregate Working Capital Outstandings of the Lenders will not exceed the lesser of (i) the Borrowing Base (or, if such borrowing is on the Closing Date, the Borrowing Base less $2,000,000) and (ii) the aggregate amount of the Working Capital Commitments (or, if such borrowing is on the Closing Date, $                        );

        (c)  the fact that, immediately before and after such borrowing, no Default shall have occurred and be continuing; and

        (d)  the fact that the representations and warranties of each of the Loan Parties contained in the Financing Documents shall be true in all respects (or in all material respects if such representation or warranty is not by its terms already qualified as to materiality) on and as of the date of such borrowing, other than any such representations and warranties limited by their terms to a specific date.

Each borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

        The Company and Holdings, jointly and severally, represent and warrant (including, in the case of any such representation and warranty made or deemed made before the consummation of the Acquisition, at the time such representation and warranty is made or deemed made and immediately after giving effect to the consummation of the Acquisition) on the Closing Date and on each date of each funding of any Loan that:

        Section 6.1.    Corporate Existence and Power.

        Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under its jurisdiction of incorporation. Each Loan Party has all corporate (or limited liability company) powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as will be conducted after the Acquisition. Each Loan Party is qualified to do business as a foreign business entity in each jurisdiction in which it is required to be so qualified, other than those jurisdictions in which the failure to be so justified could not reasonably be expected to have a Material Adverse Effect.

        Section 6.2.    Corporate and Governmental Authorization: No Contravention.

        The execution, delivery and performance by each of the Loan Parties of the Operative Documents to which it is a party are within such Loan Parties' corporate (or limited liability company) powers, have been duly authorized by all necessary corporate (or limited liability company) action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC-1 financing statements, all of which have been made and are in full force and effect) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of formation or operating agreement of Holdings or the certificate of incorporation or by-

laws of any other Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon any Loan Party or result in the creation or imposition of any Lien (other than the Liens created by the Security Documents) on any asset of any Loan Party.

        Section 6.3.    Binding Effect; Liens of Security Documents.

        (a)  Each of the Operative Documents to which any Loan Party is a party (other than the Notes) constitutes a valid and binding agreement of such Loan Party. Each of the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Company, in each case enforceable in accordance with its respective terms, except to the extent that enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally.

        (b)  The Security Documents create valid security interests in, and first mortgage Liens on, the Collateral purported to be covered thereby, to the extent that such security interests in such Collateral may be created under the Uniform Commercial Code in effect in any jurisdiction where such Collateral exists or is deemed to exist, which security interests and mortgage Liens are and will remain perfected security interests and mortgage Liens, prior to all other Liens other than Permitted Liens. Each of the representations and warranties made by each of the Loan Parties in the Security Documents is true and correct in all respects (or in all material respects if such representation or warranty is not by its terms already qualified as to materiality).

        Section 6.4.    Financial Information.

        (a)  The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the Fiscal Year then ended, reported on by Arthur Andersen, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP and in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations, changes in stockholders' equity and cash flows for such period.

        (b)  The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of January 31, 2000 and the related unaudited consolidated statements of operations and cash flows for the 12 months then ended, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 6.4(a) and in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the applicable number of months then ended (subject to normal year-end adjustments and the absence of footnotes).

        (c)  The pro forma balance sheet of the Company and its Consolidated Subsidiaries as of January 31, 2000, copies of which have been delivered to each of the Lenders, fairly presents, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 6.4(a) and in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date (subject to normal year-end adjustments and the absence of footnotes), adjusted to give effect (as if such events had occurred on such date) to (i) the transactions contemplated by the Acquisition Documents and the other Operative Documents, (ii) the making of the Loans, (iii) the application of the proceeds therefrom as contemplated by the Acquisition Documents and the Financing Documents and (iv) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet. As of the date of such balance sheet and the date hereof, no Loan Party had and has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not properly reflected on such balance sheet.

        (d)  The information contained in the most recently delivered Borrowing Base Certificate is complete and correct (excepting only immaterial omissions and deviations, as determined by the Lenders in their sole good faith judgment) and the amounts shown therein as "Eligible Government Receivables," "Eligible Commercial Receivables" and "Eligible Unbilled Receivables" have been determined as provided in the Financing Documents.

        (e)  Since December 31, 1998, there has been no material adverse change in the business, operations, properties or financial condition of Holdings and its Consolidated Subsidiaries, taken as a whole.

        (f)    Holdings was formed to effect the Acquisition (and previously consummated stock acquisitions), and except in connection therewith (and as contemplated' by this Agreement) has no material assets or liabilities and conducts no operations.

        Section 6.5.    Litigation.

        There is no action, suit or proceeding pending against, or to the knowledge of the Company or Holdings threatened against or affecting, any Loan Party before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of any Loan Party or which in any manner draws into question the validity of any of the Operative Documents. To the knowledge of the Company, there is no action, suit or proceeding pending against or threatened against or affecting any party to any of the Operative Documents (other than the Loan Parties) before any court or arbitrator or any governmental body, agency or official which in any manner draws into question the validity of any of the Operative Documents.

        Section 6.6.    Ownership of Property, Liens.

        On and as of the Closing Date, after giving effect to the Acquisition, each of the Company and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties and other assets (real or personal, tangible, intangible or mixed) purported to be owned or leased (as the case may be) by such Loan Party on the balance sheet referred to in Section 6.4(a), and none of its properties and assets is subject to any Liens, except Permitted Liens. The Company and its Subsidiaries conduct their business without infringement or claim of infringement of any license, patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right of others and there is no infringement or claim of infringement by others of any license, patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property right of the Company or any of its Subsidiaries, other than infringements and/or claims of infringement which could not reasonably be expected to have a Material Adverse Effect.

        Section 6.7.    No Default.

        No Default or Event of Default has occurred and is continuing and none of the Company or any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, other than those defaults under any such contract agreement, lease or other instrument (other than the Operative Documents) which could not reasonably be expected to have a Material Adverse Effect.

        Section 6.8.    No Burdensome Restrictions.

        No contract, lease, agreement or other instrument to which any of the Company and each of its Subsidiaries is a party or by which any of its property is bound or affected, no charge, corporate restriction, judgment, decree or order and no provision of applicable law or governmental regulation is reasonably likely to have a material adverse effect on the business, operations, properties or financial condition of Holdings and its Consolidated Subsidiaries, taken as a whole.

        Section 6.9.    Labor Matters.

        There are no strikes or other labor disputes pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Hours worked and payments made to the employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, other than such violations which could not reasonably be expected to have a Material Adverse Effect. All payments due from the Company or any of its Subsidiaries, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be, except for such payments the failure of which to make or accrue (as the case may be) could not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

        Section 6.10.    Subsidiaries; Other Equity Investments.

        Except for the Subsidiaries set forth in Schedule 6.10, the Company has no Subsidiaries on the date hereof. Each such Subsidiary is, and, in the case of any additional corporate Subsidiaries formed after the Closing Date, each of such additional corporate Subsidiaries will beat each time that this representation is made or deemed to be made after the Closing Date, a wholly-owned Subsidiary that is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth in Schedule 6.10, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. As of the date hereof, no Loan Party is engaged in any joint venture or partnership with any other Person.

        Section 6.11.    Investment Company Act.

        No Loan Party is an "investment company" as defined in the Investment Company Act of 1940, as amended. The consummation of the transactions contemplated by the Operative Documents do not and will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

        Section 6.12.    Margin Regulations.

        None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the loans under this, Agreement to be considered a "purpose credit" within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve Board.

        Section 6.13.    Taxes.

        The federal tax identification number for each of the Loan Parties is set forth in Schedule 6.13. All Federal, material state and local tax returns, reports and statements required to be filed by or on behalf of each Loan Party have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all taxes (including real property taxes) and other charges shown to be due and payable are either the subject of a Permitted Contest or have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. All material state and local sales and use taxes required to be paid by each Loan Party are either the subject of a Permitted Contest or have been paid. All Federal and material state returns have been filed by each Loan Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

        Section 6.14.    Compliance with ERISA.

        Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

        Section 6.15.    Brokers.

        Except as disclosed on Schedule 6.15, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Loan Party has and will have any obligation to any Person in respect of any finder's or brokerage fees in connection herewith or therewith.

        Section 6.16.    Related Transactions.

        The closing of the Acquisition will occur simultaneously with the making of the initial Loans and no party has waived, without the consent of the Required Lenders, any condition precedent to their obligations to close as set forth in the Acquisition Documents. True and complete copies of all of the Acquisition Documents have been delivered to each of the Lenders, together with a true and complete copy of each document to be delivered at the closing of the Acquisition.

        Section 6.17.    Employment, Shareholders and Subscription Agreements.

        Except for the Operative Documents and the other agreements described in Schedule 6.17, true and complete copies of which have been delivered to the Lenders, as of the Closing Date there are no (i) employment agreements between any Loan Party and any management employee of any Loan Party, (ii) collective bargaining agreements or other labor agreements covering any employees of the Company or any of its Subsidiaries, (iii) agreements for managerial, consulting or similar services to which any Loan Party is a party or by which it is bound or (iv) shareholder, member, subscription or any similar agreements between and/or among the equity owners of any Loan Party regarding such Loan Party, its assets or operations or any investment therein.

        Section 6.18.    Full Disclosure.

        None of the information (financial or otherwise) furnished and prepared or commissioned by any Loan Party to the Agent or any Lender in connection with the consummation of the transactions contemplated by any of the Operative Documents, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact as of the date furnished necessary to make the statements contained herein or therein not misleading in the light of the circumstances under which such statements were made as of the date furnished. All financial projections delivered to the Lenders have been prepared on the basis of the assumptions stated therein. Such projections represent the Company's best estimate of the Company's and its Subsidiaries' future financial performance and such assumptions were believed by the Company to be fair in light of the business conditions when made.

        Section 6.19.    Representations and Warranties Incorporated from Other Operative Documents.

        As of the Closing Date, each of the representations and warranties made in the Operative Documents by each of the parties thereto is true and correct in all material respects, except to the extent that any such failure with respect to any such representations and warranties contained in the Acquisition Documents or the Seller Notes could not reasonably be expected to result in a Material Adverse Effect; and all such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein.

        Section 6.20.    Private Offering.

        Neither Holdings, the Company nor any Person acting on its or their behalf (excluding, in each instance, the Agent and each Lender) has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Lenders and not more than five other institutional investors. Neither Holdings, the Company nor any Person acting on its or their behalf (excluding, in each instance, the Agent and each Lender) has taken, or will take, any action which would subject the issuance or sale of the Notes to Section 5 of the Securities Act.

        Section 6.21.    Compliance with Environmental Requirements; No Hazardous Materials.

        After giving effect to the Acquisition and except as provided on Schedule 6.21:

          (a)  Other than generation in compliance with all applicable Environmental Laws, no Hazardous Materials are located on any properties now or previously owned, leased or operated, by the Company or any of its Subsidiaries or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties, other than such Hazardous Materials the existence of which could not reasonably be expected to have a Material Adverse Effect. No portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials (other than processing or handling incidental to the generation of Hazardous Materials in compliance with all applicable Environmental Laws), nor is any such property affected by any Hazardous Materials Contamination the existence of which could reasonably be expected to have a Material Adverse Effect.

          (b)  No asbestos or asbestos-containing materials are present on any of the properties now or previously owned, leased or operated by the Company or any of its Subsidiaries, the existence of which could reasonably be expected to have a Material Adverse Effect.

          (c)  No polychlorinated biphenyls are located on or in any properties now or previously owned, leased or operated by the Company or any of its Subsidiaries, in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils or any other device or form, the existence of which could reasonably be expected to have a Material Adverse Effect.

          (d)  No underground storage tanks are located on any properties now or previously owned, leased or operated by the Company or any of its Subsidiaries, the existence of which could reasonably be expected to have a Material Adverse Effect, or were located on any such property and subsequently removed or filled, to the extent such removal or filling could reasonably be expected to have a Material Adverse Effect.

          (e)  No notice, notification, demand, request for information, complaint, citation, summons, investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is in existence or, to the Company's knowledge, proposed, threatened or anticipated with respect to or in connection with the operation of any properties now or previously owned, leased or operated by the Company or any of its Subsidiaries. All such properties and their existing and prior uses comply and at all times have complied with any applicable governmental requirements relating to environmental matters or Hazardous Materials, other than such requirements the non-compliance with which could not reasonably be expected to have a Material Adverse Effect. There is no condition on any of such properties which is in violation of any applicable governmental requirements relating to Hazardous Materials, other than such violations which could not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any communication from or on behalf of any Governmental Authority that any such condition exists. None of such properties nor any property to which the Company has, directly or indirectly, transported or arranged for the transportation of any material is listed or, to the Company's knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or cleanup, nor, to the knowledge of the Company, is any such property anticipated or threatened to be placed on any such list.

          (f)    There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned,leased or operated by the Company or any of its Subsidiaries which has not been delivered to the Lenders at least five days prior to the date hereof.

          (g)  For purposes of this Section 6.21, the terms "Company" and "Subsidiary" shall include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of the Company or any Subsidiary.

        Section 6.22.    Initial Capitalization.

        Set forth on Schedule 6.22 is a schedule of the initial capitalization of each of the Loan Parties, after giving effect to the transactions contemplated to take place on the Closing Date, specifying each class of interest held and the amount and holder thereof.

        Section 6.23.    Real Property Interests.

        Except for the ownership, leasehold or other interests set forth in Schedule 6.23, the Company and its Subsidiaries have, as of the Closing Date, no ownership, leasehold or other interest in real property.

        Section 6.24.    Government Contracts.

        Except as set forth on Schedule 6.24(a) (as such schedule is supplemented from time to time (but not less than quarterly) by the Company on its own initiative by notice to the Agent and in any event in accordance with Section 7.1 (c)), no notice of suspension, debarment, cure notice, show cause notice or notice of termination for default has been received by the Company or any of its Subsidiaries (or to the best of the Company's knowledge issued) in connection with any Government Contract, and neither the Company nor any of its Subsidiaries is a party to any pending (or to the actual knowledge of any officer of the Company or any of its Subsidiaries, there is no threat of) suspension, debarment, issuance of a show cause notice or termination for default issued or being pursued by any Governmental Authority or any other adverse action by a Governmental Authority or proceeding in connection with any Government Contract. All Material Government Contracts are listed on Schedule 6.24(b) (as such schedule is supplemented from time to time (but not less than quarterly) by the Company on its own initiative by notice to the Agent and in any event in accordance with Section 7.1(c)). The assignments and notices of assignment substantially in the form of Exhibits J-1 and J-2, respectively (with such modifications as may be necessary or advisable in order to comply with any law applicable to transactions with the related Governmental Authority), when completed by the Company or one of its Subsidiaries (as the case may be) and duly acknowledged by each Governmental Authority described therein, will constitute valid assignments of the monies due or to become due under the Government Contracts described therein under the Assignment of Claims Act. No existing Government Contract of the Company or any of its Subsidiaries (and no present or future interest of the Company or any of its Subsidiaries, in whole or in part, in, to or under any such Government Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any person or entity (other than the Agent).

        Section 6.25.    Year 2000 Compliance.

        The Company has (i) initiated a review and assessment of all areas within its and each of its Subsidiary's business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or its Subsidiaries (or their suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis and (iii) to date, implemented such plan in accordance with such timetable. The Company reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its or any Subsidiary's business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and from and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to have Material Adverse Effect.

ARTICLE VII
AFFIRMATIVE COVENANTS

        The Company (and with respect to each of Sections 7.1, 7.8 and 7.10, Holdings) agrees that, so long as any Lender has any Commitment hereunder or any amount payable under any Note or Reimbursement Obligation remains unpaid or any Letter of Credit remains outstanding:

        Section 7.1.    Financial Statements and Other Reports.

        Each of the Company and Holdings will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP, and will deliver to each of the Lenders:

        (a)  as soon as practicable and in any event within 30 days after the end of each month, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such month and the related consolidated statements of operations and cash flows for such month, and for the portion of the Fiscal Year ended at the end of such month setting forth in each case in comparative form, commencing with the delivery of financial statements required by this Section 7.1(a) for the month of March, 2001, the figures for the corresponding periods of the previous Fiscal Year and the figures for such month and for such portion of the Fiscal Year ended at the end of such month set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to Section 7.1(k), all in reasonable detail and certified by the chief financial officer of the Company as fairly presenting the financial condition and results of operations of the Company and its Consolidated Subsidiaries in all material respects and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of the Company, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes;

        (b)  as soon as available and in any event within 120 days after the end of each Fiscal Year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures for such Fiscal Year set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to Section 7.1(k), certified (solely with respect to such consolidated statements) without qualification by Arthur Andersen or other independent public accountants of nationally recognized standing;

        (c)  (i) together with each delivery of financial statements pursuant to (a) and (b) above, an Officers' Certificate of the Company stating that the officers executing such certificate have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Loan Parties during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that such officers do not have knowledge of the existence as at the date of such Officers' Certificate, of any Default, or, if any such Default existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto; (ii) together with each delivery of financial statements for the months of March, June, September and December, and together with each delivery of financial statement for each Fiscal Year, a compliance certificate of the chief financial officer or treasurer of the Company (x) providing details of all transactions between any Loan Party and any Person referred to in Section 8.8, (y) demonstrating in reasonable detail compliance during and at the end of such accounting period with the restrictions contained in Sections 8.13 through 8.17 and (z) if not specified in the financial statements delivered Pursuant to (a) or (b) above, as the case may be specifying the aggregate amount of interest paid or accrued and the aggregate amount of depreciation and amortization charged, during such accounting period; (iii) together with each delivery of financial statements pursuant to (b) above, a statement setting forth in reasonable detail the computation of Excess Cash Flow, if any, for such Fiscal Year, certified by the chief financial officer of the Company as having been prepared from such financial statements in accordance with this Agreement and (Iv) together with each delivery of financial statements pursuant to (a) above and within 35 days of the end of each Fiscal Quarter, a certificate of the chief financial officer of the Company updating, as of the end of such Fiscal Year or Fiscal Quarter, as the case may be, Schedule 6.24(a) in respect of any notice of suspension, debarment, termination or show cause and Schedule 6.24(b) in respect of Material Government Contracts not previously listed on Schedule 6.24(b);

        (d)  promptly upon receipt thereof, copies of all reports submitted to Holdings or the Company by independent public accountants in connection with each annual, interim or special audit of the financial statements of Holdings or the Company made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit;

        (e)  promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses filed by Holdings with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions and (iii) all press releases and other statements made available generally by any Loan Party to the public concerning material developments in the business of any Loan Party;

        (f)    promptly upon any officer of either Holdings or the Company obtaining knowledge (i) of the existence of any Default, or becoming aware that the holder of any Debt of any Loan Party equal to or greater than $100,000 or any Funded Debt has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in the Company's certified accountant or any resignation, or decision not to stand for re-election, by any member of Holdings' or the Company's board of directors (or analogous governing board), (iii) that any Person has given any notice to any Loan Party or taken any other action with respect to a claimed default under any agreement or instrument (other than the Financing Documents) to which any Loan Party is a party or by which any of their assets are bound and such default could reasonably be expected to have a Material Adverse Effect or (iv) of the institution of any litigation or arbitration involving an alleged liability of any Loan Party equal to or greater than $250,000 or any adverse determination in any litigation or arbitration involving a potential liability of any Loan Party or any of its Subsidiaries equal to or greater than $250,000, an Officers' Certificate of the Company specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including, any Default), event or condition, and what action the Company has taken, is taking or proposes to take with respect thereto;

        (g)  promptly upon any officer of Holdings, the Company or any Subsidiary having actual knowledge that either the Company or any of its Subsidiaries (i) has received a notice of suspension, debarment, cure notice, show cause notice or notice of termination for default or (ii) is a party to any pending (or, to the actual knowledge of any such officers, there is a threat of any) suspension, debarment, issuance of a cure notice, show cause notice or termination for default issued or being pursued by any Governmental Authority or any other adverse action by a Governmental Authority or proceeding in connection with any Government Contract, an Officer's Certificate of the Company specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by any such Governmental Authority, and what action the Company has taken, is taking and proposes to take with respect thereto and, in any event, containing a copy of the applicable written notice received, if any;

        (h)  if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of Withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such Occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

        (i)    solely to the extent prepared by the management of the Company and requested by Agent, simultaneously with the financial statements referred to in (a) above, copies of all operating plans and financial forecasts, including cash flow projections, as prepared from time to time by the management of the Company for internal use;

        (j)    copies of any reports or notices related to taxes and any other material reports or notices received by any Loan Party from, or filed by any Loan Party with, any Federal, state or local governmental agency or body regulating, the activities of any Loan Party;

        (k)  within 15 days after the conclusion of each Fiscal Year, the Company's annual operating and capital expenditure budgets and cash flow forecast for the existing Fiscal Year presented on a monthly basis, which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Lenders;

        (l)    on the sixteenth day of each month (or the first Business Day thereafter, if such day is not a Business Day), a Borrowing Base Certificate as of the close of business of the first Business Day immediately preceding the sixteenth day of each such month;

        (m)  within two Business Days after the execution and delivery thereof, a copy of each agreement entered into by any Loan Party after the Closing Date of the type described in Section 6.17;

        (n)  within five Business Days after any request therefor, such information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as any Lender may reasonably request;

        (o)  upon the request of the Agent and within ten days after the end of each month, a report, in form and substance acceptable to the Agent, as to all accounts receivable of the Company and its Subsidiaries outstanding as of the last day of such month (a "Receivables Report"), which shall set forth in summary form an aging of such receivables and which shall, if the Agent so requests, include a detailed aged trial balance of all such receivables specifying the names, face amount and dates of all invoices for each account debtor obligated on a receivable so listed; upon the request of the Agent and to the extent available, each Receivables Report shall be accompanied by copies of customer statements, and all documents, including repayment histories and present status reports, relating to the receivables so scheduled and such other matters and information relating to the status of any receivables as the Agent shall reasonably request;

        (p)  together with the next delivery of a Receivables Report after the Company becomes aware thereof, notice of any dispute between any account debtor and the Company or any of its Subsidiaries with respect to any amounts due and owing in excess of $250,000 with an explanation in reasonable detail of the reason for the dispute, all claims related thereto and the amount in controversy;

        (q)  promptly upon the discovery or determination thereof, notice of the discovery or determination that any computer application (including those of its suppliers and vendors) that is material to the Company's or any of its Subsidiaries' business and operations is not Year 2000 Compliant, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect; and

        (r)  with reasonable promptness, such other information and data with respect to any Loan Party as from time to time may be reasonably requested by any Lender.

        Section 7.2.    Payment of Obligations.

        The Company (i) shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, at or before maturity, all of their respective material obligations and liabilities, including tax liabilities, except where the same may be the Subject of a Permitted Contest, (ii) shall maintain, and cause each of its Subsidiaries to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same and (iii) shall not breach or permit any of its Subsidiaries to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, other than those breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

        Section 7.3.    Conduct of Business and Maintenance of Existence.

        The Company will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted or planned to be conducted by the Company and its Subsidiaries and reasonable extensions thereof, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary in the normal conduct of business, other than those rights, privileges and franchises the failure to preserve, renew or keep in full force and effect could not reasonably be expected to have a Material Adverse Effect.

        Section 7.4.    Maintenance of Property; Insurance.

        (a)  The Company will keep, and will cause each of its Subsidiaries to keep, all property necessary in its business in good working order and condition, ordinary wear and tear excepted.

        (b)  The Company will maintain, and will cause each of its Subsidiaries to maintain, (i) physical damage insurance on all real and personal property on an all risks basis, covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and extra expense, covering such risks, for amounts customary in the industry and reasonably acceptable to Required Lenders and (ii) public liability insurance (including products/completed operations liability coverage) covering such risks, for amounts not less than those, and with deductible amounts customary in the industry and reasonably acceptable to Required Lenders.

        (c)  On or prior to the Closing Date, the Company shall cause the Agent to be named as an additional insured and loss payee on each insurance policy required to be maintained pursuant to this Section 7.4. The Company will deliver to the Lenders (i) on the Closing Date, a certificate from the Company's insurance broker dated such date showing the amount of coverage as of such date, and that if all or any part of such policy is cancelled, terminated or expires. the insurer will forthwith give notice thereof to each additional insured and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by each additional insured and loss payee of written notice thereof, (ii) upon the request of any Lender through the Agent from time to time full information as to the insurance carried, (iii) within five days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement and (i) forthwith, notice of any cancellation or nonrenewal of coverage by the Company or any of its Subsidiaries.

        (d)  Any proceeds in excess of $500,000 from any Property Insurance Policy which are payable to the insured in respect of any claim, or any condemnation award or other compensation in respect of a condemnation (or any transfer or disposition of property in lieu of condemnation) for which the Company or any of its Subsidiaries receives a condemnation award or other compensation in excess of $500,000, shall be paid to the Agent, for the benefit of the Lenders, to be held, applied or released for application in accordance with Section 5 of the Security Agreement or the Subsidiary Security Agreement, as applicable, and each Property Insurance Policy shall provide that all insurance proceeds in excess of $500,000 per claim which are payable to the insured shall be adjusted with and payable to the Agent, for the benefit of the Lenders. The Company hereby appoints the Agent as its attorney-in-fact to make proof of loss, claim for insurance and adjustments with insurers, and to execute or endorse all documents, checks or drafts in connection with payments under Property Insurance Policies.

        (e)  Unless the Company provides the Agent with evidence of the insurance coverage required by this Agreement, the Agent may purchase insurance at the Company's expense to protect the Agent's and the Lenders' interests in the Collateral. This insurance may, but need not, protect the Company's or any of its Subsidiaries' interests. The coverage that the Agent purchases may not pay any claim that the Company or any of its Subsidiaries may make or any claim that is made against the Company or any of its Subsidiaries in connection with the Collateral. The Company may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that the Company has obtained insurance as required by this Agreement. If the Agent purchases insurance for the Collateral, the Company will be responsible for the costs of that insurance, including interest and any other charges that may be imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Working Capital Loans. The costs of the insurance may be more than the cost of insurance the Company may be able to obtain on its own.

        Section 7.5.    Compliance with Laws.

        The Company will comply, and cause each of its Subsidiaries to comply, with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including Environmental Laws and ERISA and the rules and regulations thereunder), other than such laws, ordinances, rules, regulations and requirements of governmental authorities the non-compliance with which could not reasonably be expected to have a Material Adverse Effect.

        Section 7.6.    Inspection of Property, Books and Records.

        The Company will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities; and will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a field audit of the Collateral and any other assets of the Company and its Subsidiaries and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of officers and/or directors of the Company, so long as no Event of Default has occurred and is then continuing), all at such reasonable times and as often as may reasonably be desired.

        Section 7.7.    Use of Proceeds.

        The Company will use the proceeds of the Tranche A Loans and Tranche B Loans solely for payment of amounts due under the Acquisition Documents and transaction fees incurred in connection with the Operative Documents and to repay existing Debt of the Company and its Subsidiaries. The proceeds of Working Capital Loans shall be used by the Company solely for general corporate and working capital needs of the Company and its Subsidiaries (including, without limitation, the uses described in the immediately preceding sentence). None of such proceeds will be used in violation of any applicable law or regulation.

        Section 7.8.    Further Assurances.

        Each of Holdings and the Company will, and the Company will cause each of its Subsidiaries to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances (x) as may from time to time be necessary or as the Required Lenders may from time to time request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, preserve, protect and perfect the estate, right, title and interest of the Lenders to the Collateral (including Collateral acquired after the date hereof), including first priority Liens thereon, subject only to Permitted Liens and (y) as the Required Lenders may from time to time request, to establish, preserve, protect and perfect first priority Liens in favor of the Agent for the benefit of the Lenders on any and all assets of each of the Company and each of its Subsidiaries, now owned or hereafter acquired, that are not Collateral on the date hereof (exclusive of such assets of a type which are expressly excluded from the defined term "Collateral" pursuant to the terms of the Security Documents). The Company shall promptly give notice to the Agent of the acquisition after the Closing Date by the Company or any Subsidiary of any real property (including leaseholds in respect of real property), trademark, copyright or patent.

        Section 7.9.    Lenders' Meetings.

        On or about October 1, 2000 and on each six-month anniversary thereof (or as the Agent or Required Lenders more frequently may request following the occurrence and during the continuance of an Event of Default), the Company will conduct a meeting of the Lenders to discuss the results of operations since the last Lenders' meeting pursuant to this Section 7.9 and the financial condition of the Loan Parties at which shall be present the chief executive officer and the chief financial officer of the Company and such other officers of the Company as the Company's chief executive officer shall designate. Such meetings shall be held at a time and place convenient to the Lenders and to the Company.

        Section 7.10.    Consummation of the Acquisition.

        Each of the Company and Holdings will cause the closing of the Acquisition to occur concurrently with the making of the Loans on the Closing Date, and will not without the prior written consent of the Required Lenders waive any material condition to its obligations to consummate the Acquisition.

        Section 7.11.    Hazardous Materials; Remediation.

        The Company will (i) promptly give notice to the Lenders in writing of any complaint, order, citation, notice or other written communication from any Person with respect to, or if the Company becomes aware of, (x) the existence or alleged existence of a violation of any applicable Environmental Law or the incurrence of any liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any remedial action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Material or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by the Company or any of its Subsidiaries, or due to the operations or activities of the Company, any Subsidiary or any other Person on or in connection with any such property or any part thereof or (y) any release on any of such properties of Hazardous Materials in a quantity that is reportable under any applicable Environmental Law; (ii) promptly comply with any governmental requirements requiring the removal, treatment or disposal of such Hazardous Materials or Hazardous Materials Contamination, except for such non-compliance which could not reasonably be expected to have a Material Adverse Effect, and provide evidence satisfactory to the Required Lenders of such compliance; and (iii) provide the Lenders, within 30 days after demand therefor by the Required Lenders, with a bond, letter of credit or similar financial assurance evidencing to the satisfaction of the Required Lenders that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination, in each case the non-removal of which could reasonably be expected to have a Material Adverse Effect, and discharging any assessment which may be established on any such property as a result thereof.

        Section 7.12.    Collateral Reports.

        The Company shall keep accurate and complete records of its accounts receivable in at least so much detail as to enable the Company to provide the Receivables Reports and other information described in Section 7.1.

        Section 7.13.    Bank Accounts; Collections; Right to Notify Account Debtors.

        The Company will, and will cause each of its Subsidiaries to, maintain each of its operating and disbursement accounts with the Agent or any Lender or any affiliates thereof. At any time following the occurrence of an Event of Default and during the continuance thereof, in addition to the Agent's and the Lenders' rights under the Security Documents, the Company hereby authorizes the Agent, at any time, to (i) notify any or all account debtors that the accounts receivable of the Company and its Subsidiaries have been assigned to the Agent, for the benefit of the Lenders, and that the Agent has a security interest therein, for the benefit of the Lenders, and (ii) direct such account debtors to make all payments due from them to the Company upon such accounts receivable directly to the Agent for the ratable benefit of the Lenders or to a lockbox designated by the Agent. The Agent shall promptly furnish the Company with a copy of any such notice sent. Any such notice, in the Agent's sole discretion, may be sent on the Company's stationery, in which event the Company shall, if requested by the Agent, co-sign such notice with the Agent.

        Section 7.14.    Landlord and Warehouseman Waivers.

        At the request of the Agent, the Company shall use its commercially reasonable efforts to deliver to the Agent waivers of contractual and statutory landlord's, landlord's mortgagee's and warehouseman's Liens in form and substance reasonably satisfactory to the Agent under each lease, warehouse agreement or similar agreement to which the Company or any Subsidiary is or, from time to time, becomes a party and in respect of which the Agent has requested any such waiver, it being understood and agreed that so long as no Event of Default is then in existence, the Agent shall not request any such waivers with respect to leases or similar agreements entered into by the Company or any of its Subsidiaries in connection with the establishment or maintenance of a customer support office.

        Section 7.15.    Legal Descriptions.

        The Company will use its best efforts to deliver to the Agent, on or before April 15, 2000, legal descriptions for all leased real property of the Company and its Subsidiaries.

ARTICLE VIII
NEGATIVE COVENANTS

        The Company (and, with respect to each of Sections 8.9 and 8.11, Holdings) agrees that, so long as any Lender has any Commitment hereunder or any amount payable under any Note remains unpaid:

        Section 8.1.    Debt.

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for

        (a)  Debt of the Company outstanding on the date of this Agreement as set forth in Schedule 8.1;

        (b)  Debt of the Company under the Financing Documents;

        (c)  Debt of the Company or any of its Subsidiaries incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $750,000;

        (d)  Debt of the Company or any of its Subsidiaries to a wholly-owned Subsidiary of the Company, or of any Subsidiary of the Company to the Company;

        (e)  Debt of the Company constituting obligations to reimburse the LC issuer, only to the extent that (x) the aggregate Letter of Credit Liabilities of all Letters of Credit do not exceed $3,000,000 and (y) the aggregate Working Capital Outstandings of the Lenders do not exceed the lesser of (A) the Borrowing Base and (B) the aggregate amount of the Working Capital Commitments;

        (f)    Debt incurred under the Seller Notes;

        (g)  Debt incurred under any Equity Replacement Notes;

        (h)  Debt incurred in connection with the financing of insurance premiums; and

        (i)    Debt not otherwise permitted by clauses (a) through (h) above, in the aggregate amount not to exceed $250,000 at any time outstanding.

        Section 8.2.    Negative Pledge.

        No Loan Party will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

        (a)  any Lien existing on the date of this Agreement as set forth on Schedule 8.2;

        (b)  any Lien on any asset securing Debt permitted under Section 8.1(c) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof,

        (c)  Liens in favor of landlords which (i) do not secure Debt, (ii) do not secure overdue obligations and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

        (d)  Liens arising in the ordinary course of its business (including without limitation statutory liens of materialmen, carriers, warehousemen and other similar liens imposed by law, but excluding liens of landlords) which (i) do not secure Debt, (ii) do not secure any obligation in an amount exceeding $25,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

        (e)  Liens created by the Security Documents;

        (f)    leases, subleases and licenses granted to others not interfering in any material respect with either the business of the Company or any of its Subsidiaries or the rights granted to the Agent or any Lenders under any Financing Documents;

        (g)  Liens encumbering customary initial deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

        (h)  Liens arising under Section 4-210 of the UCC and Liens consisting of bankers' Liens, rights of setoff and similar Liens in favor of depository institutions, arising in the ordinary course of business;

        (i)    Liens securing any judgment not constituting an Event of Default hereunder (or bonds posted to secure any such judgment);

        (j)    Liens securing surety, indemnity, performance or other similar bonds and statutory or regulatory Liens or other like Liens arising in the ordinary course of business;

        (k)  (x) Liens for taxes not yet due or (y) Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established, but only if the existence of such Liens could not reasonably be expected to have a Material Adverse Effect;

        (l)    easements, rights-of-way, restrictions, minor defects or irregularities in title to real property and other similar charges or encumbrances to real property, not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; and

        (m)  deposits or pledges made in the ordinary course of business in connection with, or to secure the payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other insurance or social security obligations or to secure the performance of bids, tenders, contracts or leases.

        Section 8.3.    Capital Stock.

        Neither the Company nor any of its Subsidiaries shall issue any shares of capital stock or any rights to acquire any shares of capital stock except (i) shares of capital stock issued in respect of the rights described on Schedule 6.22, including without limitation the Company's stock option plan, (ii) shares of capital stock issued by any Subsidiary to the Company, (iii) shares of capital stock of the Company issued to Holdings, and (iv) any warrant for stock of the Company on the Closing Date and any shares of capital stock issued to the holder thereof in respect of the exercise by such holder of its rights under such warrant.

        Section 8.4.    Restricted Payments.

        (a)  The Company will not, and will not permit any Subsidiary other than a wholly-owned Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that the foregoing shall not restrict or prohibit the making of Restricted Payments at such times and in such amounts as are necessary to permit:

          (i)    purchases of outstanding equity securities of the Company from management employees of any Loan Party upon their death, termination or retirement, so long as, (x) before and after giving effect to any such Restricted Payments for such purpose, no Event of Default shall have occurred and be continuing and (y) such cash payments after the date hereof do not exceed in any one Fiscal Year $1,000,000, minus the aggregate amount of payments in respect of Equity Replacement Notes made during such Fiscal Year and do not exceed in the aggregate $3,000,000, minus the aggregate amount of payments in respect of Equity Replacement Notes made since the Closing Date (provided, that in the event any management employee of any Loan Party contributes cash to the capital of either Holdings (with a concurrent contribution by Holdings to the Company) or the Company within 15 days of the making of any Restricted Payment described in this clause (i), the amount of such contribution shall be added to the dollar amounts (with respect to the applicable Fiscal Year and aggregate amounts) set forth in this clause (i));

          (ii)  purchases of Units (or options to acquire Units) in Holdings from management employees of any Loan Party upon their death, termination or retirement, so long as Requisite Lenders have consented in writing to the same (with such consent not to be unreasonably withheld); and

          (iii)  payment of taxes, salaries and administrative expenses (other than management, consulting and similar fees) payable by Holdings, to the extent any such expenses were incurred in respect of businesses conducted by the Company and its Subsidiaries.

        (b)  Without the prior written consent of the Required Lenders, no Loan Party will (i) consent to the transfer of any Seller Note or any Equity Replacement Note, (ii) pay, repay, prepay, redeem, purchase, acquire or make any other payment in respect of any Seller Note, except as specifically provided in the Subordination Agreement related thereto and to the extent therein and expressly permitted thereby or (iii) pay, repay, redeem, purchase, acquire or make any other payment in respect of any Equity Replacement Note, except as specifically provided in the Subordination Agreement related thereto and to the extent expressly permitted thereby and except to the extent such payment would cause the limits contained in Section 8.4(a)(i)(x) or (y) to be breached.

        Section 8.5.    ERISA.

        The Company will not, and will not permit any of its Subsidiaries to:

        (a)  engage in any transaction in connection with which the Company or any of its Subsidiaries could be subject to any material liability arising from either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

        (b)  terminate any Plan in a manner, or take any other action, which could result in any material liability of any member of the ERISA Group to the PBGC;

        (c)  fail to make full payment when due of all amounts which, under the provisions of any Plan, it is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan;

        (d)  permit the present value of all benefit liabilities under all Plans to exceed the fair market value of the assets of such Plans; or

        (e)  fail to make any payments to any Multiemployer Plan that it may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

        Section 8.6.    Consolidations, Mergers and Sales of Assets.

        The Company will not, and will not permit any of its Subsidiaries to, (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, any of its or their assets, other than (A) mergers of any Subsidiary of the Company with and into any other Subsidiary of the Company or the Company (provided, that (i) the Agent shall have received not less than 10 Business Days' prior written notice of any such merger, (ii) the Agent shall received, on or before the effective date of such merger, such certifications (both public and private), agreements, documents and legal opinions as may be reasonably requested by the Agent in connection therewith and (iii) in the event the Company is a party to any such merger, the Company shall be the surviving entity of such merger), (B) sales of inventory in the ordinary course of their respective businesses, (C) dispositions of Temporary Cash Investments, (D) dispositions for fair value of assets of the Company or any of its Subsidiaries, provided that (i) not less than 80% of the proceeds received in connection with each such disposition shall be in the form of cash and (ii) immediately after any such disposition, the aggregate fair market value of all such assets disposed of pursuant to this clause (D) after the date hereof does not exceed $250,000 per disposition or any related series of dispositions and the aggregate fair market value of all such assets during the Fiscal Year in which such disposition is made does not exceed $1,000,000, (E) licensing of intellectual property in the ordinary course of business consistent with past practices, (F) transfers of assets between and/or among the Company and its Subsidiaries, (G) the sublease of real property on commercially reasonable terms and (H) the exchange or trade-in of equipment or other fixed assets, provided that the property received on exchange or trade-in shall have a fair market value at least equal to the fair market value of the assets transferred, as determined by the Company in the exercise of good faith discretion. On the Closing Date, the Company has advised the Agent and the Lenders that the Company is exploring a possible sale of STA's Petroleum Engineering Division and that, in connection therewith, the Company will be required to obtain the consent of Required Lenders. The Lenders hereby agree to use their reasonable commercial judgment in responding to any such consent request, which consent shall be subject to (and the Lenders hereby agree to use their reasonable commercial judgment in considering) a determination as to the application of proceeds of any such sale against the then outstanding Loans (which shall, in any event, exclude each Tranche B Loan) and a modification of the financial covenants set forth in Article VIII after giving effect to any such sale, among other customary credit considerations.

        Section 8.7.    Purchase of Assets. Investments.

        The Company will not, and will not permit any Subsidiary to, acquire any assets other than in the ordinary course of business, which shall include the making of Consolidated Capital Expenditures to the extent permitted under Section 8.14. The Company will not, and will not permit any Subsidiary to, make, acquire or own any Investment in any Person other than (i) Temporary Cash Investments; (ii) Investments by the Company in any of its Subsidiaries or any Subsidiary in any other Subsidiary; (iii) Investments received from customers or suppliers in connection with bankruptcy or restructuring; (iv) loans and advances to employees for travel, moving expenses or emergencies; (v) notes issued by officers, directors and employees in exchange for equity interests in the Company; (vi) any notes, securities or other instruments received as consideration for any sale of assets permitted under this Agreement; (vii) Investments existing on the date hereof and listed on Schedule 8.7 hereof; and (viii) other Investments not set forth above in an amount not to exceed $250,000, excluding appreciation of any such Investments after the date of acquisition. Without limiting the generality of the foregoing, the Company will not, and will not permit any Subsidiary to, (A) acquire or create any Subsidiary unless (I) such Subsidiary is organized under the laws of a state of the United States and (II) concurrently therewith, the Agent shall have received, for the benefit of the Lenders, (x) a pledge of the outstanding capital stock of such Subsidiary, (y) a guaranty by such Subsidiary of the obligations of the Company hereunder and (z) a grant of a Lien on substantially all of the assets of such Subsidiary (subject to Permitted Liens), for the benefit of the Lenders, to secure such guaranty, all pursuant to documentation in form and substance reasonably acceptable to Agent and Required Lenders or (B) engage in any joint venture or partnership with any other Person not a Loan Party.

        Section 8.8.    Transactions with Affiliates.

        The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company, any member of Holdings or any affiliate of any such member on terms that are less favorable to the Company or such Subsidiary, as the case may be, than those which might be obtained at the time from a Person who is not an Affiliate of the Company, a member of Holdings or an affiliate of such member, as the case may be; provided that the Company shall be permitted to (i) engage in any transaction otherwise permitted by this Agreement, (ii) make payments to Holdings to the extent permitted by Section 8.4, (iii) pay ordinary course director fees and customary director indemnities to individual directors (or analogous governors) of any Loan Party, (iv) pay out-of-pocket expenses incurred by the Investors in connection with the businesses conducted by the Loan Parties and (v) enter into customary employment and bonus arrangements in the ordinary course of business with Affiliates who are management employees of the Company.

        Section 8.9.    Amendments and Waivers.

        Without the prior written consent of the Required Lenders, neither Holdings nor the Company will, nor will either of them permit any Subsidiary to, agree to any amendment to or waiver of or in respect of the certificate of formation or incorporation (as applicable) of any Loan Party, any operating agreement or by-laws (as applicable) of any Loan Party or any Operative Document.

        Section 8.10.    Fiscal Year.

        The Company shall not change its fiscal year from a fiscal year ending December 31.

        Section 8.11.    Limitations on Activities by Holdings.

        Holdings shall not, directly or indirectly, (i) enter into or permit to exist any transaction or agreement (including any agreement for incurrence or assumption of Debt, any purchase, sale, lease or exchange of any property or the rendering of any service), between itself and any other Person, other than (a) the Operative Documents to which it is a party, (b) the issuance, from time to time, of Equity Replacement Notes and (c) the receipt of equity instruments issued by the Company in exchange for additional equity contributions by Holdings to the Company (collectively, the "Holdings Documents"), (ii) engage in any business or conduct any activity (including the making of any Investment or payment) or transfer any of its assets, other than the making of the Investments in the Company contemplated in Schedule 6.22, the performance of the Holdings Documents in accordance with the terms thereof and performance of ministerial activities and payment of taxes and administrative fees necessary for compliance with the next succeeding sentence or (iii) consolidate or merge with or into any other Person. Holdings shall preserve, renew and keep in full force and effect its corporate existence and any rights, privileges and franchises necessary or desirable in the conduct of its business, and shall comply in all material respects with all material applicable laws, ordinances, rules, regulations, and requirements of governmental authorities, provided that Holdings may terminate any such right, privilege or franchise (other than its corporate existence) if its board of managers (or analogous governing board) in good faith determines that such termination is in the best interests of Holdings and not materially disadvantageous to the Lenders.

        Section 8.12.    Investor Fees.

        Except as provided by Section 8.8, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, pay or become obligated to pay any fees to or for the account of any Investor, including without limitation management, consulting or similar fees.

        Section 8.13.    Intentionally Omitted.

        Section 8.14.    Capital Expenditures.

        The aggregate amount of Consolidated Capital Expenditures for any period set forth below shall not exceed the amount set forth below opposite such period (the "Capex Limit"):

Period	Amount
2000 Fiscal Year	$1,500,000.00
2001 Fiscal Year	$1,750,000.00
2002 Fiscal Year	$2,000,000.00
2003 Fiscal Year	$2,250,000.00
2004 Fiscal Year	$2,500,000.00
2005 Fiscal Year	$3,000,000.00
2006 Fiscal Year	$3,000,000.00
2007 Fiscal Year	$3,000,000.00

Notwithstanding the foregoing, in the event the Capex Limit for any period set forth above is not fully utilized, the Company may carry forward to the immediately following period only (on a non- cumulative basis) 100% of the unutilized portion of the Capex Limit. All Consolidated Capital Expenditures shall first be applied to reduce the applicable Capex Limit and then to reduce the carry forward from the preceding period, if any.

        Section 8.15.    Total Debt Coverage Ratio.

        The Company shall not permit the ratio on the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2000, of (i) Consolidated Free Cash Flow to (ii) Total Debt Service, in each case for the twelve-month period then ended (or, in the case of any Fiscal Quarter ending prior to December 31, 2000, for the period commencing on January 1, 2000 and ending on the last day of such Fiscal Quarter) to be less than 1.15:1.0.

        Section 8.16.    Leverage.

        The Company shall not permit the ratio on the last day of any Fiscal Quarter of (i) Consolidated Total Debt at such time to (ii) EBITDA for the four consecutive fiscal quarters then most recently ended, considered as a single accounting period (or in the case of any Fiscal Quarter ending prior to

December 31, 2000, for the period commencing on January 1, 2000, ending on the last day of such Fiscal Quarter, on an annualized basis), to exceed the ratio set forth below opposite such last day:

Day	Ratio
June 30, 2000	4.90:1.0
September 30, 2000	4.75:1.0
December 31, 2000	4.50:1.0
March 31, 2001	4.50:1.0
June 30, 2001	4.25:1.0
September 30, 2001	4.00:1.0
December 31, 2001	3.75:1.0
March 31, 2002	3.75:1.0
June 30, 2002	3.50:1.0
September 30, 2002	3.25:1.0
December 31, 2002 and each March 31, June 30, September 30, and December 31 thereafter	3.00:1.0

        Section 8.17.    Minimum EBITDA.

        The Company shall not permit, as of the last day of any Fiscal Quarter, EBITDA for the four consecutive Fiscal Quarters then most recently ended, considered as a single accounting period (or in the case of any Fiscal Quarter ending prior to December 31, 2000, for the period commencing on January 1, 2000 and ending on the last day of such Fiscal Quarter), to be less than the amount set forth below opposite such last day:

Day	Amount
June 30, 2000	$3,900,000.00
September 30, 2000	$6,200,000.00
December 31, 2000	$8,500,000.00
March 31, 2001	$8,600,000.00
June 30, 2001	$8,800,000.00
September 30, 2001	$9,100,000.00
December 31, 2001	$9,500,000.00
March 31, 2002	$9,900,000.00
June 30, 2002	$10,300,000.00
September 30, 2002	$10,750,000.00
December 31, 2002	$11,200,000.00
March 31, 2003	$11,400,000.00
June 30, 2003	$11,600,000.00
September 30, 2003	$11,800,000.00
December 31, 2003 and each March 31, June 30, September 30 and December 31 thereafter	$12,000,000.00

ARTICLE IX
EVENTS OF DEFAULT

        Section 9.1.    Events of Default.

        If any one or more of the following events (each an "Event of Default") shall occur and be continuing for any reason whatsoever (whether voluntary or involuntary, by operation of law or otherwise):

        (a)  the Company shall fail to pay when due any principal, interest or premium on any Note or any Reimbursement Obligation, or shall fail to pay within five Business Days of the applicable due date any fees or any other amounts payable hereunder;

        (b)  the Company shall fail to observe or perform any covenant contained in Article VIII hereof, Section 3(B) of the Pledge Agreement, Section 5 or Sections 4(A), (E) or (I) of the Security Agreement; or Holdings shall fail to observe or perform any covenant contained in Section 3(B) of the Holdings Pledge Agreement; or any Subsidiary of the Company shall fail to observe or perform any covenant contained in Sections 4(A), (E) or (I) of the Subsidiary Security Agreement;

        (c)  any Loan Party shall fail to observe or perform any covenant or agreement contained in the Financing Documents (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Company by the Agent;

        (d)  any representation, warranty, certification or statement made by any Loan Party in any Financing Document or in any certificate, financial statement or other document delivered pursuant to the Financing Documents shall prove to have been incorrect in any material respect when made (or deemed made);

        (e)  any Loan Party shall fall to make any payment in respect of any Debt (other than the Notes) having an aggregate outstanding principal balance in excess of $250,000;

        (f)    any event or condition shall occur which (i) results in the acceleration of the maturity of any Debt (other than the Notes) of any Loan Party having an aggregate outstanding principal balance in excess of $250,000, or (iii) enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof, or (iii) results in a violation of, or a default under, any provision of the certificate of formation or incorporation, by-laws or operating agreement of any Loan party;

        (g)  any Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

        (h)  an involuntary case or other proceeding shall be commenced against any Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Loan Party under the federal bankruptcy laws as now or hereafter in effect;

        (i)    any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $250,000;

        (j)    a judgment or order for the payment of money in excess of $250,000 (to the extent not adequately covered by insurance as to which the applicable insurance company has acknowledged coverage) shall be rendered against any Loan Party and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

        (k)  except as the result of any transfer made pursuant to the Holdings Pledge Agreement, Holdings shall cease to be the record and beneficial owner of 80% of the issued and outstanding capital stock of the Company; or Investors shall cease to be the record and beneficial owners of at least 51% of the Units; or Investors shall cease to be the record and beneficial owners of a sufficient number of Units to elect a number of directors (or comparable governors) of Holdings sufficient to determine the outcome of ordinary course actions taken or proposed to be taken by the board of directors (or analogous governing body) of Holdings;

        (l)    any Units owned by the Investors shall be pledged, collaterally assigned or otherwise offered as collateral Security by either Investor;

        (m)  the auditor's report or reports on the audited statements delivered pursuant to Section 7.1 shall include any material qualification (including with respect to the scope of audit) or exception;

        (n)  the Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on any material portion of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Loan Party shall so assert in writing;

        (o)  any Loan Party shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction and such determination, ruling, decision, decree or order remains unstayed and in effect for any period of 30 days beyond any period for which any business interruption insurance policy of such Loan Party shall provide full coverage to the Company of any losses and lost profits; or

        (p)  there shall be a default under any Material Government Contract; or

        (q)  (i) the Company or any of its Subsidiaries shall be debarred or suspended from contracting with any Governmental Authority; (ii) a notice of debarment or suspension shall have been issued to the Company or any of its Subsidiaries by any Governmental Authority; (iii) a notice of termination for default or the actual termination for default of any Government Contract shall have been issued to or received by the Company or any of its Subsidiaries; (iv) a show cause notice shall been issued to or received by the Company or any of its Subsidiaries or (v) an investigation or inquiry by any Governmental Authority relating to the Company or any of its Subsidiaries and involving (in the reasonable judgment of the Agent) fraud, deception or willful misconduct shall have been commenced in connection with any Government Contract or the Company's or any of its Subsidiaries' activities; or

        (r)  any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any Loan Party, or any Loan Party shall so assert in writing;

then, and in every such event and at any time thereafter during the continuance of such event, the Agent shall if requested by the Required Lenders, (i) by notice to the Company terminate the Commitments and they shall thereupon terminate and/or (ii) by notice to the Company declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the case of any of the Events of Default specified in clause (g) or (h) above. Without any notice to the Company or any other act by the Agent or the Lenders, the Commitments shall thereupon terminate and all of the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

        Section 9.2.    Cash Collateral.

        If any Event of Default specified in clause (g) or (h) of Section 9.1 shall occur or the Loans shall have otherwise been accelerated pursuant to Section 9.1, then without any request or the taking of any other action by the Agent or any of the Lenders, the Company shall be obligated forthwith to deposit in the LC Collateral Account an amount in immediately available funds equal to the then aggregate amount available for drawings (regardless of whether any conditions to any such drawing can then be met) under all Letters of Credit at the time outstanding.

ARTICLE X
FEES, EXPENSES AND INDEMNITIES;
GENERAL PROVISIONS RELATING TO PAYMENTS

        Section 10.1.    Fees.

        (a)    Participation and Agency Fees.     On the Closing Date, the Company shall pay to the Agent and each Lender the fees set forth in the Fee Letter.

        (b)    Unused Commitment Fee.     During the period from the Closing Date through the date on which Working Capital Commitments are terminated, the Company shall pay to each Lender a fee at the rate of one-half of 1% per annum on the daily average amount by which the amount of such Lender's Working Capital Commitment exceeds the aggregate amount of Working Capital Outstandings. Accrued fees under the preceding sentence shall be payable quarterly in arrears on each Quarterly Date prior to the date on which the Working Capital Commitments are terminated and on the date of such termination.

        (c)    Letter of Credit Fee.     The Company agrees to pay to the Lenders, ratably in proportion to their respective Working Capital Commitments, a letter of credit fee with respect to each Letter of Credit, computed for each day from and including the date of issuance of such Letter of Credit to but excluding the date that is two Business Days after the last day a drawing is available under such Letter of Credit, at a rate of 3.25% per annum on the aggregate amount of such Letter of Credit that is undrawn but available for drawing from time to time (whether or not any conditions to drawing can then be met), together with any fronting or issuance fees and any other fees and charges of the LC Issuer in connection with the issuance of such Letter of Credit which are agreed to by the Company; provided that to the extent such Letter of Credit is not drawn on or before the last day a drawing is available under such Letter of Credit, such letter of credit fee shall cease to accrue on the such last day. Such fee shall be payable in arrears on each Quarterly Date prior to the date on which the Working Capital Commitments are terminated and on the date of such termination.

        Section 10.2.    Computation of Interest and Fees.

        Fees pursuant to Section 10.1(b) and 10.1(e) and all interest hereunder and under the Notes shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

        Section 10.3.    General Provisions Regarding Payments.

        All payments (including prepayments) to be made by the Company under any Financing Document, including payments of principal of and premium and interest on the Notes, fees, expenses and indemnities, shall be made without set-off or counterclaim and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. The Company shall make all payments in immediately available funds to each Lender's Payment Account before 11:00 A.M. (New York City time) on the date when due. Each payment (including prepayments) by the Company on account of principal of and interest on any Loans shall be made pro rata according to the respective outstanding principal amounts of such Class of Loans held by each Lender. All amounts payable by the Company hereunder or under any other Financing Document not paid when due (other than payments of principal and interest on the Notes, which shall bear interest as set forth therein) shall bear interest, payable on demand, for each day until paid at a rate per annum equal to 2% plus the then applicable rate of interest charged on such amounts under the Financing Documents (or, if the Financing Documents do not provide for any interest to be charged on such amounts, 2% plus the then applicable rate of interest charged on Working Capital Loans); provided, that, solely with respect to reimbursable expenses and other unscheduled amounts payable from time to time by the Company hereunder or under any other Financing Document, so long as no Event of Default is then in existence the interest provided for in this sentence with respect to any reimbursable expenses or other such unscheduled amounts shall not accrue until the lapse of three Business Days following the delivery by the Agent or any Lender to the Company of a statement, in reasonable detail, setting forth such then due expenses or other amounts.

        Section    10.4. Expenses.

        Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (i) all reasonable costs and expenses of each of Agent, BACF and FUNB in connection with the preparation of this Agreement and the other Financing Documents and of the Company's performance of and compliance with all agreements and conditions contained herein and therein, (ii) the reasonable fees, expenses and disbursements of counsel (excluding the allocation of the compensation of in-house counsel) to, and independent appraisers and consultants retained by, each of Agent, BACF and FUNB in connection with the negotiation, preparation, execution and administration of this Agreement and the other Financing Documents and any amendments hereto or thereto and waivers hereof and thereof, (iii) all reasonable costs and expenses of creating, perfecting and maintaining Liens pursuant to the Financing Documents, including filing and recording fees and expenses, the costs of any bonds required to be posted in respect of future filing and recording fees and expenses, title investigations and fees and expenses of such local counsel as the Agent shall request, (iv) the reasonable fees, expenses and disbursements of independent accountants or other experts employed or retained by the Agent or FUNB, or any employees of the Agent or FUNB used by the Agent or FUNB, in connection with (so long as no Event of Default is then in existence) not more than two accounting and collateral audits or reviews of the Company and its affairs during any calendar year, (v) expenses incurred by the Agent under Section 10.9 and (vi) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Lender, including fees and disbursements of counsel (excluding the allocation of the compensation of in-house counsel), in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

        Section    10.5. Indemnity.

        Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify, pay and hold harmless the Agent, Syndication Agent, each Lender, each of the foregoing parties' respective subsidiaries and affiliates and any subsequent holder of any of the Notes or Letter of Credit Liabilities and the officers, directors, employees and agents of the Agent, each Lender and such holders (collectively called the "Indemnitiees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, reasonable expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of an obligor, and the expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by BACF) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by the Company or any of its Subsidiaries of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of the Company or any of its Subsidiaries, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Notes and Letters of Credit, except that the Company shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee or the breach by such Indemnitee of its obligations hereunder. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. Without limiting the generality of any provision of this Section, to the fullest extent permitted by law, the Company hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws that it might have by statute or otherwise against any Indemnitee.

        Section 10.6.    Taxes.

        The Company agrees to pay all governmental assessments, charges or taxes (except income or other similar taxes imposed on any Lender or any holder of a Note), including any interest or penalties thereon, at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement and the other Financing Documents, or the issuance of the Notes or the Letters of Credit, and to indemnify and hold each Lender and each and every holder of the Notes and Letter of Credit Liabilities harmless against liability in connection with any such assessments, charges or taxes.

        Section 10.7.    Funding Losses.

        If the Company fails to borrow any Working Capital Loans after notice has been given to any Lender in accordance with Section 4.4 or make any payment when due (including pursuant to a notice of optional prepayment), the Company shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Loan), including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow; provided that such Lender shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

        Section 10.8.    Maximum Interest.

        (a)  In no event shall the interest charged with respect to the Notes or any other obligations of the Company under the Financing Documents exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction.

        (b)  Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable for the account of any Lender hereunder or under any Note or other Financing Document (the "Stated Rate") would exceed the highest rate of interest permitted under any applicable law to be charged by such Lender (the "Maximum Lawful Rate"), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable for the account of such Lender shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, the Company shall, to the extent permitted by law, continue to pay interest for the account of such Lender at the Maximum Lawful Rate until such time as the total interest received by such Lender is equal to the total interest in which such Lender would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable for the account of such Lender shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

        (c)  In no event shall the total interest received by any Lender exceed the amount which such Lender could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate with respect to such Lender.

        (d)  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

        (e)  If any Lender has received interest hereunder in excess of the Maximum Lawful Rate with respect to such Lender, such excess amount shall be applied to the reduction of the principal balance of its Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to the Company.

        Section 10.9.    Right to Perform.

        If any Loan Party fails to perform any obligation hereunder or under any other Financing Document the Agent itself may, following the delivery of notice by the Agent to the Company of such failure, but shall not be obligated to, cause such obligation to be performed at the expense of the Company and the Company agrees to reimburse the Agent therefor on demand. All amounts owing hereunder or under any other Financing Document may, at the Agent's discretion, be deemed to be repaid through the issuance of one or more Working Capital Loans (which the Company hereby authorizes to be disbursed) and will thereafter be deemed to be, and will bear interest, be subject to repayment and be secured as, Working Capital Loans; provided, that, solely with respect to amounts owing in connection with reimbursable expenses and other unscheduled amounts payable from time to time by the Company hereunder or under any other Financing Document, so long as no Event of Default is then in existence no such amounts shall be paid through the issuance of any Working Capital Loan until the lapse of three Business Days following the delivery by the Agent or any Lender to the Company of a statement, in reasonable detail, setting forth such then due expenses and other amounts.

        Section 10.10.    Increased Cost and Reduced Return.

        (a)  If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance in good faith by any Lender (or its applicable lending office) or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit (including letters of credit and participations therein) extended by, any Lender (or its applicable lending office) or any LC Issuer or shall impose on any Lender (or its applicable lending office) or any LC Issuer or on the United States market for certificates of deposit or any other condition affecting its Loans, its Notes or its obligation to make Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its applicable lending office) or such LC Issuer of making or maintaining any Loan or issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its applicable lending office) or such LC Issuer under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender or LC Issuer to be material, then, within 15 days after demand by such Lender (with a copy to the Agent), the Company shall pay to such Lender or LC Issuer such additional amount or amounts as will compensate such Lender or LC Issuer for such increased cost or reduction.

        (b)  If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its parent) as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies With respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

        (c)  Each Lender and LC Issuer will promptly notify the Company and the Agent of any event which it has knowledge, occurring after the date hereof, which will entitle such Lender or LC Issuer to compensation pursuant to this Section and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or LC Issuer, be otherwise disadvantageous to it. A certificate of any Lender or LC Issuer claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender or LC Issuer may use reasonable averaging and attribution methods.

        (d)  Notwithstanding the foregoing, no Lender nor the LC Issuer shall be entitled to compensation pursuant to this Section 10.10 with respect to any particular event or circumstance otherwise entitling a Lender or the LC Issuer to compensation in the event that such Lender or the LC Issuer (as applicable) shall have failed to make a claim for compensation pursuant to this Section 10.10 within 90 days of knowledge by such Person of the occurrence of an event or circumstance entitling such Person to compensation pursuant to this Section 10.10.

        Section 10.11.    Interest Rate Inadequate, Unfair or Illegal.

        If on or before any Interest Determination Date:

        (a)  the holders of 51% of the Tranche A Notes and the Tranche B Notes or the Working Capital Notes advise the Agent that the LIBOR Rate (as defined herein before giving effect to any Unavailability Period, as defined below), will not adequately and fairly reflect the cost of such Lenders of funding their Loans, as the case may be, for such period, or

        (b)  any Lender notifies the Agent of the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, which shall make it unlawful or impossible for such Lender to make, maintain or fund its Loans on the basis of the LIBOR Rate (determined without giving effect to any Unavailability Period), then the Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, an "Unavailability Period" shall be in effect. During an Unavailability Period, (i) LIBOR Loans shall be available only with respect to the Substitute Rate and any Notice of Borrowing shall be deemed so amended, (ii) the Company shall pay to any affected Lender, upon such Lender's written request therefor, such additional amount as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder and (iii), if any affected LIBOR Loan is then outstanding, upon at least three Business Days written notice to the Agent, the Company shall require the affected Lender to convert such LIBOR Loan into a LIBOR Loan computed with respect to the Substitute Rate.

        Section 10.12.    Optional Prepayment/Replacement of Lenders.

        Within fifteen (15) days after receipt by the Company of written notice and demand from any Lender for payment pursuant to either of Sections 10.10 and/or Section 10.11 (any such Lender demanding such payment being referred to herein as an "Affected Lender"), the Company may, at its option, notify the Agent and such Affected Lender of its intention to do one of the following:

          (A)  the Company may obtain, at the Company's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to the Agent. In the event the Company obtains a Replacement Lender that will refinance all outstanding Debt owed to such Affected Lender (and, concurrently therewith, pay or cause the Company to pay such additional fees, costs and expenses then due and owing to such Affected Lender under the terms of this Agreement) and assume its Commitments hereunder within ninety (90) days following notice of the Company's intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 12.6, provided that the Company has paid all amounts required to be paid to such Affected Lender pursuant to each of Sections 10.10 and Section 10.11 through the date of such sale and assignment; or

          (B)  the Company may prepay in full all outstanding Debt owed to such Affected Lender, together with such additional fees, costs and expenses then due and owing to such Affected Lender under the terms of this Agreement, and terminate such Affected Lender's pro rate share of each applicable Commitment, in which case each applicable Commitment will be reduced by the amount of such pro rata share. The Company shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Debt owed to such Affected Lender (including, in any case where such replacement occurs as the result of a demand for payment for increased costs, such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender's obligations under each applicable Commitment.

ARTICLE XI
THE AGENT

        Section 11.1.    Appointment and Authorization.

        Each Lender irrevocably appoints and authorizes the Agent to enter into each of the Security Documents on its behalf and to take such action as agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

        Section 11.2.    Agent and Affiliates.

        BACF shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and BACF and its affiliates may lend money to and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not the Agent hereunder.

        Section 11.3.    Action by Agent.

        The obligations of the Agent hereunder are only those expressly set forth herein and under the other Financing Documents. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article IX or as otherwise directed in writing by Required Lenders.

        Section 11.4.    Consultation with Experts.

        The Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        Section 11.5.    Liability of Agent.

        Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Financing Documents (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (ii) (the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered to the Agent or (iv) the validity, effectiveness, sufficiency or genuineness of any Financing Document or any other instrument or writing furnished in connection therewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. The Agent agrees to use its reasonable efforts to promptly notify the Lenders of any Event of Default of which the Agent actually becomes aware; provided, that the Agent shall have no liability to any Lender for its failure to timely provide such notice.

        Section 11.6    Indemnification.

        Each Lender shall, ratably in accordance with its Working Capital Commitment (whether or not the Working Capital Commitments have been terminated), indemnify the Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by the Agent hereunder or thereunder.

        Section 11.7.    Credit Decision.

        Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

        Section 11.8.    Successor Agent.

        The Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, subject to (so long as no Event of Default then exists) the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders and subject to (so long as no Event of Default then Exists) the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, appoint a successor Agent, which shall be an institution organized or licensed under the laws of the United States of America or of any State thereof. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

        Section 11.9.    Syndication Agent.

        Nothing in this Agreement shall impose upon the Syndication Agent, in such capacity (as distinct from FUNB, in its capacity as a Lender), any obligation or liability whatsoever.

ARTICLE XII
MISCELLANEOUS

        Section 12.1.    Survival.

        All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Operative Documents and the execution, sale and delivery of the Notes. The indemnities and agreements set forth in Articles X and XI shall survive the payment of the Notes and the termination of this Agreement.

        Section 12.2.    No Waivers.

        No failure or delay by the Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 12.3.    Notices.

        All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in a notice delivered to the Company and the Agent by the assignee Lender forthwith upon such assignment) or at such other address or telecopy number as such party may hereafter specify for the purpose by notice to the Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telecopy when such telecopy is transmitted to the telecopy number specified in this Section and telephonic confirmation of receipt thereof is .obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

        Section 12.4.    Severability.

        In case any provision of or obligation under this Agreement or the Notes or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        Section 12.5.    Amendments and Waivers.

        Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Holdings, the Company and the Required Lenders (and, if the rights or duties of the Agent or LC Issuer are affected thereby, by the Agent or the LC Issuer, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease any Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan, Reimbursement Obligation or fees hereunder, (iii) postpone the date fixed for any payment of principal of any Loan pursuant to Section 2.4(a), 3.4(a) or 4.5(a), or of any Reimbursement Obligation or of interest on any Loan or any Reimbursement Obligation or any fees hereunder or for any termination of any Commitment, (iv) modify or otherwise amend any of the provisions set forth in Section 8.11 of this Agreement, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes which shall be required for the Lenders or any of them to authorize the Agent to take any action under this Section or any other provision of this Agreement, (vi) release any portion of the Collateral to the extent that the aggregate value of the Collateral at any time released or proposed to be released exceeds $250,000 or (vii) release any Guarantee of any Person the value of whose assets exceeds $250,000.

        Section 12.6.    Successors and Assigns; Registration.

        (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any transferee of any Note), except that (i) neither Holdings nor the Company may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders, (ii) prior to assigning any of its rights under this Agreement, a Lender shall obtain the prior written consent of the Company, which consent shall not be unreasonably withheld, provided, that no such consent shall be required (x) any time an Event of Default is existing, (y) in connection with any such assignment to an affiliate of any Lender or to any other Lender or (z) in connection with the assignment or sale by any Lender of the portfolio of loans including the Loans held by such Lender and (iii) no assignment or other transfer by a Lender of its Working Capital Commitment or any portion thereof shall release it from its obligations in favor of the LC Issuer under Section 4.8 with respect to any Letters of Credit outstanding at the time of such assignment or other transfer unless such assignment or other transfer was with the prior written consent of the LC Issuer.

        (b)  The terms and provisions of this Agreement shall inure to the benefit of any transferee or assignee of any Note and, in the event of such transfer or assignment, the rights and privileges herein conferred upon the assigning Lender shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Any assignment shall be for an equal percentage of each Class of such assignor Lender's Loans and its Working Capital Commitment, and any such assignee Lender shall, upon its registration in the Note Register referred to below, become a "Lender" for all purposes hereunder. Upon any such assignment, the assignor Lender shall be released from its Working Capital Commitment to the extent assigned to and assumed by the assignee Lender.

        (c)  Upon any assignment of any Note(s), the assigning Lender shall surrender its Note(s) to the Company for exchange or registration of transfer, and the Company will promptly execute and deliver in exchange therefor a new Note or Notes of the same tenor and registered in the name of the assignor Lender (if less than all of such Lender's Notes are assigned) and the name of the assignee Lender.

        (d)  The Company shall maintain a register (the "Note Register") of the Lenders and all assignee Lenders that are the holders of all the Notes issued pursuant to this Agreement. The Company will allow any Lender to inspect and copy such list at the Company's principal place of business during normal business hours. Prior to the due presentment for registration of transfer of any Note, the Company may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium and interest on such Note and for all other purposes whatsoever, and the Company shall not be affected by notice to the contrary.

        (e)  Each Lender (including any assignee Lender at the time of such assignment) represents that it (i) is acquiring its Notes solely for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof, (ii) has received and reviewed such information as it deems necessary to evaluate the merits and risks of its investment in the Notes, (iii) is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Notes, including a complete loss of its investment.

        (f)    Each Lender understands that the Notes are being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and that, if in the future such Lender decides to resell, pledge or otherwise transfer any of the Notes, such Notes may be resold, pledged or transferred only (i) to the Company, (ii) to a person who such Lender reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such resale, pledge or transfer is being made in reliance on Rule 144A under the Securities Act or (iii) pursuant to an exemption from registration under the Securities Act.

        (g)  Each Lender understands that the Notes will, unless otherwise agreed by the Company and the holder thereof, bear a legend to the following effect:

    THIS SECURITY IS NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE ISSUER THAT THIS SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) TO THE COMPANY, (2) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER THAT IS AWARE THAT THE RESALE, PLEDGE OR

    OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

        (h)  If any Note becomes mutilated and is surrendered by the Lender with respect thereto to the Company, or if any Lender claims that any of its Notes has been lost, destroyed or wrongfully taken, the Company shall execute and deliver to such Lender a replacement Note, upon the affidavit of such Lender attesting to such loss, destruction or wrongful taking with respect to such Note and such lost, destroyed, mutilated, surrendered or wrongfully taken Note shall be deemed to be cancelled for all purposes hereof. Such affidavit shall be accepted as satisfactory evidence of the loss, wrongful taking or destruction thereof and no indemnity shall be required as a condition of the execution and delivery of a replacement Note. Any costs and expenses of the Company in replacing any such Note shall be for the account of such Lender.

        Section 12.7.    Collateral.

        Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

        Section 12.8.    Headings.

        Headings and captions used in the Financing Documents (including the Exhibits and Schedules hereto and thereto) are included herein and therein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

        Section 12.9.    GOVERNING LAW; SUBMISSION TO JURISDICTION.

        THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND HOLDINGS HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE COMPANY AND HOLDINGS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.03. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

        Section 12.10.    Notice of Breach by Agent or Lender.

        Each of the Company and Holdings agrees to give the Agent and the Lenders notice of any action or inaction by the Agent or any Lender or any agent or attorney of the Agent or any Lender in connection with this Agreement or any other Financing Document or the obligations of the Company or Holdings under this Agreement or any other Financing Document that may be actionable against the Agent or any Lender or any agent or attorney of the Agent or any Lender or a defense to payment of any obligations of the Company or Holdings under this Agreement or any other Financing Document for any reason, including commission of a tort or violation of any contractual duty or duty implied by law. Each of the Company and Holdings agrees, to the fullest extent that it may lawfully do so, that unless such notice is given promptly (and in any event within ten (10) days after the Company or Holdings has knowledge, or with the exercise of reasonable diligence could have had knowledge, of any such action or inaction), the Company and Holdings shall not assert, and the Company and Holdings shall be deemed to have waived, any claim or defense arising therefrom to the extent that the Agent or any Lender could have mitigated such claim or defense after receipt of such notice.

        Section 12.11.    WAIVER OF JURY TRIAL.

        EACH OF THE COMPANY, HOLDINGS, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND TO THE FULLEST EXTENT PERMITTED BY LAW WAIVES ANY RIGHTS THAT IT MAY HAVE TO CLAIM OR RECEIVE CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

        Section 12.12.    Counterparts; Integration.

        This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SI INTERNATIONAL, INC.
By	/s/ DAVID A. KARISH David A. Karish
Title: Executive Vice President and Chief Financial Officer
Address:	8150 Leesburg Pike, Suite 600 Vienna, VA 22182
Telecopy:	703-748-4821
Company Account Designation: Bank of America, N.A. ABA No.: 111-000-012 Account No.: 3751221782 Account Name: Depository Plus Master Funding Account Reference: SI International
SI INTERNATIONAL, L.L.C.
By:	Frontenac VII Limited Partnership
Its:	Managing Member
By:	Frontenac Company VII, L.L.C.
Its:	General Partner
	By	/s/ JAMES E. CRAWFORD James E. Crawford
	Title:	Member
Address:	8150 Leesburg Pike, Suite 600 Vienna, VA 22182 Attn: David A. Karish
Telecopy:	703-748-4821
BANC OF AMERICA COMMERCIAL FINANCE CORPORATION, as a Lender and Agent
By	/s/ [ILLEGIBLE]
Title	Senior Vice President
Address	187 Danbury Road Wilton, CT 06897
Telecopy:	203-423-4170
Payment Account Designation: Bank One, N.A. Chicago, Illinois ABA No.: 071000013 Account No.: 52-56933 Account Name: Banc of America Commercial Finance Corporation

FIRST UNION NATIONAL BANK, as a Lender and as Syndication Agent
By	/s/ MICHAEL LANDIN
Title	Vice President
Address	1970 Chain Bridge Rd; 9th Floor McLean, Virginia 22102
Telecopy number (703) 760-6019
Payment Account Designation: First Union Commercial Corp. Charlotte, North Carolina ABA No. 053000219 Account No. 2070482789126 Reference: SI International (SII) Attention: Leon Tyner

Exhibits available upon request to
SI International, Inc.

CONSENT AND FIRST
AMENDMENT TO CREDIT AGREEMENT

        This Consent and First Amendment to Credit Agreement ("Amendment") dated December 29, 2000, is by and among Banc of America Commercial Finance Corporation, individually as a Lender and as agent (the "Agent") for itself and the Lenders, First Union National Bank, individually as a Lender and as syndication agent (the "Syndication Agent") for itself and the Lenders, SI International, Inc. (the "Company") and SI International, L.L.C. ("Holdings"). The Lenders, the Agent, the Company and Holdings are parties to a Credit Agreement dated as of March 9, 2000 (as amended or otherwise modified to date and from time to time hereafter, the "Credit Agreement"). All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

        The Company and Holdings have requested that the Agent, the Syndication Agent and the Lenders (i) consent to (A) the creation of SI International Telecom Corporation, a Delaware corporation and a wholly owned subsidiary of STA ("Newtel"), (B) the transfer of certain telecom assets of STA to Newtel in return for senior participating preferred stock, options for common stock and a warrant for common stock of Newtel pursuant to that certain Assets Purchase Agreement (the "Assets Purchase Agreement") among the Company, STA and Newtel dated as of December 29, 2000, (C) the distribution by STA to the Company of such options for shares of common stock and such warrant of Newtel, (D) the assignment by the Company to BACF of such warrant of Newtel and (E) the issuance by Newtel to Holdings of junior participating preferred stock of Newtel in exchange for cash in the amount of $1,134,000 (collectively, the "Transaction") and (ii) agree to amend the Credit Agreement in certain respects; and the Agent, the Syndication Agent and the Lenders have agreed to such requests, subject to the terms and conditions set forth herein. Accordingly, the parties hereby agree as follows:

        1.    Consent.

        (a)  The Company has informed the Agent that the Company wishes to consummate the Transaction. The consummation of the Transaction would violate Sections 8.3, 8.6, 8.7, 8.9 and 8.11 of the Credit Agreement. Therefore, the Company has requested that the Lenders consent thereto.

        (b)  Subject to Section 3 below, the Lenders hereby consent to the consummation of the Transaction. Other than as expressly set forth herein, the foregoing consent shall not constitute a consent to any departures from, or Events of Default or Defaults that are now in existence or that may hereafter occur under, the Credit Agreement or any other Financing Documents.

        2.    Amendments. Subject to Section 3 below, the Credit Agreement is hereby amended, as follows:

        (a)  A new definition of the term "Consolidating" is hereby inserted into Section 1.1 of the Credit Agreement, in the appropriate alphabetical order, as follows:

          " 'Consolidating' means, with respect to the Company, financial results or projections separately presented on the basis of (1) the Company and its Subsidiaries (other than Newtel and its Subsidiaries) and (2) Newtel and its Subsidiaries."

        (b)  The definition of the term "Equity Replacement Notes" contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          " 'Equity Replacement Notes' means any and all promissory notes issued by the Company, Newtel or Holdings to management employees of any Loan Party in full or partial consideration of the repurchase by the Company, Newtel or Holdings of any equity securities of such Loan Party held by any such employees in connection with the death, termination or retirement of such employees; provided, that such promissory notes are subordinated to the Loans and all other

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  indebtedness, obligation and liabilities arising under the Financing Documents pursuant to subordination agreements in the form of Exhibit K or otherwise in form and content acceptable to the Required Lenders."

        (c)  The definition of the term "Funded Debt" contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the last sentence of such definition in its entirety and inserting the following in lieu thereof:

          "Notwithstanding the provisions of the preceding sentence, Funded Debt shall exclude (a) any and all Equity Replacement Notes and (b) any and all Debt owing to any holder of a warrant for stock of the Company or to any holder of a warrant for stock of Newtel, in each case existing as of December 29, 2000, arising in connection with the exercise by such holder of any put rights in favor of such holder existing under such warrant."

        (d)  The definition of the term "Holdings Pledge Agreement" contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          " 'Holdings Pledge Agreement' means the Amended and Restated Holdings Pledge Agreement dated as of December 29, 2000 between Holdings and the Agent, substantially in the form of Exhibit E-1."

        (e)  A new definition of the term "Newtel" is hereby inserted into Section 1.1 of the Credit Agreement, in the appropriate alphabetical order, as follows:

          " 'Newtel' means SI International Telecom Corporation, a Delaware corporation."

        (f)    The definition of the term "Operative Documents" contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          " 'Operative Documents' means the Financing Documents, the Acquisition Documents, any warrants for stock of the Company in existence on December 29, 2000, any warrants for stock of Newtel in existence on December 29, 2000, any related warrantholders rights agreements, the Second Amended and Restated Limited Liability Company Agreement of Holdings dated as of December 29, 2000, the Shareholders Agreement of the Company, any shareholders agreement of Newtel, the charter documents of the Company and the Seller Notes."

        (g)  The definition of the term "Security Documents" contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          " 'Security Documents' means the Security Agreement, the Subsidiary Security Agreement, the Holdings Pledge Agreement, the Pledge Agreement, the Subsidiary Guaranty, the Pledge Agreement dated as of December 29, 2000, between STA and Agent, and any other agreement pursuant to which Holdings, the Company or any of its or their Subsidiaries or Affiliates provides a Lien on its assets in favor of the Agent for the benefit of the Lenders, and all supplementary assignments, security agreements, pledge agreements, acknowledgments or other documents delivered or to be delivered pursuant to the terms hereof or of any other Security Document."

        (h)  The definition of the term "Subsidiary" contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          " 'Subsidiary' means, collectively, (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or Holdings, as the case may be and (ii) in the case of the Company only, Newtel and each of its Subsidiaries."

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        (i)    Section 7.1 of the Credit Agreement is hereby amended by (i) deleting therefrom the phrase "consolidated balance sheet" in each place that it appears and inserting in its place the phrase "consolidated and Consolidating balance sheets" and (ii) deleting therefrom the phrase "consolidated statements" in each place that it appears and inserting in its place the phrase "consolidated and Consolidating statements."

        (j)    Section 7.1(k) of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "(k) within 15 days after the conclusion of each Fiscal Year, the Company's annual operating and capital expenditure budgets and cash flow forecast for the existing Fiscal Year presented on a monthly basis, which shall be prepared on a consolidated and Consolidating basis and shall be otherwise in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Lenders;"

        (k)  Section 7.8 of the Credit Agreement is hereby amended by inserting the following at the end thereof.

          "Each of Holdings and the Company will, and the Company will cause each of its Subsidiaries to, on the Agent's request, promptly take such actions and execute such agreements as the Agent shall reasonably request, in order to evidence and perfect the Agent's senior Liens on all of the issued and outstanding capital stock of Newtel, other than the common stock of Newtel described on Schedule 7.8."

        (l)    Section 8.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "Section 8.3 Capital Stock.

          Neither the Company nor any of its Subsidiaries shall issue any shares of capital stock or any rights to acquire any shares of capital stock except (i) shares of capital stock issued in respect of the rights described on Schedule 6.22, including without limitation the Company's stock option plans and Newtel's stock option plan, (ii) shares of capital stock issued by any Subsidiary to the Company, (iii) shares of capital stock of the Company issued to Holdings, (iv) shares of junior participating preferred stock issued by Newtel to Holdings from time to time, (v) any warrant for stock of the Company issued on December 29, 2000 and any shares of capital stock issued to the holder thereof in respect of the exercise by such holder of its rights under such warrant; and (vi) any warrant for stock of Newtel issued on December 29, 2000 and any shares of capital stock issued to the holder thereof in respect of the exercise by such holder of its rights under such warrant."

        (m)  Clause (i) of Section 8.4(a) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          "(i) purchases of outstanding equity securities of the Company or Newtel from management employees of any Loan Party upon their death, termination or retirement, so long as, (x) before and after giving effect to any such Restricted Payments for such purpose, no Event of Default shall have occurred and be continuing and (y) such cash payments after the date hereof do not exceed in any one Fiscal Year $1,000,000, minus the aggregate amount of payments in respect of Equity Replacement Notes made during such Fiscal Year and do not exceed in the aggregate $3,000,000, minus the aggregate amount of payments in respect of Equity Replacement Notes made since the Closing Date (provided, that in the event any management employee of any Loan Party contributes cash to the capital of Holdings (with a concurrent contribution by Holdings to the Company), the Company or Newtel within 15 days of the making of any Restricted Payment described in this clause (i), the amount of such contribution shall be added to the dollar amounts (with respect to the applicable Fiscal Year and aggregate amounts) set forth in this clause (i));"

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        (n)  Clause (ii)(F) of Section 8.6 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          "(F) the following asset transfers: (I) transfers of assets between and/or among the Company and its Subsidiaries (other than Newtel and its Subsidiaries), (II) transfers of assets by the Company and its Subsidiaries (other than Newtel and its Subsidiaries) to Newtel or any of its Subsidiaries, so long as either (x) the Required Lenders have approved such transfer in their reasonable discretion or (y) the book value of any single asset so transferred does not exceed $100,000 and the aggregate book value of all assets so transferred does not exceed $500,000, (III) the license of intellectual property from the Company or any of its Subsidiaries to Newtel, and (IV) transfers of assets between and/or among Newtel and its Subsidiaries,"

        (o)  Clause (ii) of Section 8.7 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          (ii)  Investments by (A) the Company in any of its Subsidiaries (other than Newtel or any of its Subsidiaries) or any Subsidiary in any other Subsidiary (other than Newtel or any of its Subsidiaries), (B) Newtel in any of its Subsidiaries and (C) the Company in Newtel by means of loans to Newtel;

        (p)  Clause (ii) of Section 8.11 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          "(ii) engage in any business or conduct any activity (including the making of any Investment or payment) or transfer any of its assets, other than the making of the Investments in the Company contemplated in Schedule 6.22 and in junior participating preferred stock of Newtel issued from time to time, the performance of the Holdings Documents in accordance with the terms thereof and performance of ministerial activities and payment of taxes and administrative fees necessary for compliance with the next succeeding sentence"

        (q)  The Consolidated Capital Expenditures limitation contained in Section 8.14 of the Credit Agreement and applicable to the 2000 Fiscal Year is hereby amended by deleting therefrom the amount $1,500,000" and inserting in its place the amount "$2,000,000".

        (r)  Section 9. 1 (k) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          "(k) except as the result of any transfer made pursuant to the Holdings Pledge Agreement, Holdings shall cease to be the record and beneficial owner of 80% of the issued and outstanding capital stock of the Company; or Investors shall cease to be the record and beneficial owners of at least 51% of the Units; or Investors shall cease to be the record and beneficial owners of a sufficient number of Units to elect a number of directors (or comparable governors) of Holdings sufficient to determine the outcome of ordinary course actions taken or proposed to be taken by the board of directors (or analogous governing body) of Holdings; or Holdings and its Subsidiaries, collectively, shall cease to be the record and beneficial owner of 75% of the issued and outstanding common stock of Newtel, or Holdings and its Subsidiaries, collectively, shall cease to be the record and beneficial owners of a sufficient number of shares of the capital stock of Newtel to elect a number of directors of Newtel sufficient to determine the outcome of ordinary course actions taken or proposed to be taken by the board of directors of Newtel;"

        (s)  Exhibit E-1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit E-1 attached hereto.

        (t)    Exhibit G to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit G attached hereto.

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        (u)  A new Schedule 7.8 is hereby inserted into the Credit Agreement in the form of Schedule 7.8 attached hereto.

        (v)  To the extent necessary to make the representations and warranties contained in the Credit Agreement true, correct and complete after giving effect to the Transaction, each of the applicable schedules to the Credit Agreement is amended to include the information contained on the correspondingly numbered schedule attached hereto.

        3.    Effectiveness. This Amendment shall be effective upon delivery to the Agent of the following, all in form and substance satisfactory to the Agent:

        (a)  The Company and Holdings shall have executed and delivered, or shall have caused to be executed and delivered, as applicable, each of the agreements, instruments and documents set forth on Schedule A attached hereto, and such other materials as Agent may reasonably request, each of which shall be in form and substance reasonably satisfactory to the Agent;

        (b)  Issuance by BACF to STA of a warrant to acquire certain equity securities of Newtel, distribution of such warrant by STA to the Company and assignment of such warrant by the Company to BACF; and the execution and delivery of a related warrantholders rights agreement by Newtel; and

        (c)  The Transaction shall have been consummated pursuant to the terms and conditions set forth in the Assets Purchase Agreement as well as all other agreements, instruments and documents executed in connection with the Transaction.

        4.    Covenants.

        (a)  Telecom Operating Capital Call. The Company agrees to provide the Agent, on or before January 31, 2001, with evidence of the completion and documentation of a capital contribution by the shareholders of the Company in the aggregate amount of $1,100,000, used and/or to be used by the Company for working capital for telecom professional services, all in form and substance reasonably satisfactory to the Agent. If in connection therewith, any equity securities are issued to Holdings, Holdings will promptly deliver such equity securities to Agent pursuant to the Holdings Pledge Agreement and execute any necessary amendment to the Holdings Pledge Agreement.

        (b)  Schedules to Credit Agreement. The Company agrees to provide the Agent, on or before January 3, 2001, with revised Schedules 6.23, 6.24(b) and 8.2 to the Credit Agreement, reflecting only revisions relating to the consummation of the Transaction, and all in form and substance satisfactory to the Agent.

        (c)  Newtel Common Equity. After the date hereof (i) Newtel intends to (A) enter into certain common stock option agreements with certain employees of Newtel and certain employees of the Company, (B) issue common stock to certain minority shareholders of the Company and (C) enter into a shareholders agreement with its shareholders and (ii) the Company intends to terminate certain existing common stock options and reissue common stock options to certain of its employees. The Company agrees that the agreements and instruments evidencing such transactions shall be in form and substance reasonably satisfactory to the Lenders; provided, however, that if such agreements and documents are substantially in the forms and on the terms of the similar existing agreements relating to employee common stock options, minority shareholder common stock and the shareholder agreement, as applicable, of the Company, they will be deemed to be satisfactory to the Lenders.

        The failure of the Company to timely satisfy any covenant described herein shall constitute an Event of Default under the Credit Agreement.

        5.    Miscellaneous.

        (a)  Scope. Except as expressly amended by this Amendment, the terms of the Credit Agreement shall remain in full force and effect as executed.

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        (b)  Captions. Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment.

        (c)  Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York, without regard to conflict of laws principles. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

        (d)  Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

        (e)  Successors and Assigns. This Amendment shall be binding upon the Company, Holdings, the Agent, the Syndication Agent and Lenders and their respective successors and assigns, and shall inure to the sole benefit of the Company, Holdings, the Agent, the Syndication Agent and Lenders and the successors and assigns of the Company, Holdings, the Agent, the Syndication Agent and Lenders.

        (f)    References. Any reference to the Credit Agreement contained in any notice, requisite, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include the amendments contained in this Amendment unless the context shall otherwise require.

        (g)  Costs and Expenses. Each of Company and Holdings acknowledges that Section 10.4 of the Credit Agreement applies to this Amendment and the transactions and agreements and documents contemplated hereunder and each of Company and Holdings agrees, jointly and severally, to reimburse Agent and each Lender for all costs and expenses (including reasonable legal fees and expenses) incurred in connection with this Amendment and the transactions contemplated hereby.

        (h)  Financing Document. This Amendment shall constitute a Financing Document.

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        IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.

BANC OF AMERICA COMMERCIAL FINANCE CORPORATION, as Agent and as a Lender
By	/s/ [ILLEGIBLE]
Its	Senior Vice President
FIRST UNION NATIONAL BANK, as Syndication Agent and as a Lender
By	/s/ PATRICK D. FINN
Its	Senior Vice President
SI INTERNATIONAL, INC.
By	/s/ DAVID A. KARISH
Its	Vice President
SI INTERNATIONAL, L.L.C.
By	/s/ JAMES E. CRAWFORD III
Its

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Exhibits available upon request to
SI International, Inc.

CONSENT AND SECOND
AMENDMENT TO CREDIT AGREEMENT

        This Consent and Second Amendment to Credit Agreement ("Amendment") dated May 31, 2001, is by and among Banc of America Commercial Finance Corporation, individually as a Lender and as agent (the "Agent") for itself and the Lenders, First Union National Bank, individually as a Lender and as syndication agent (the "Syndication Agent") for itself and the Lenders, SI International, Inc. (the "Company") and SI International, L.L.C. ("Holdings"). The Lenders, the Agent, the Company and Holdings are parties to a Credit Agreement dated as of March 9, 2000 (as amended or otherwise modified to date and from time to time hereafter, the "Credit Agreement"). All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

        The Company and Holdings have requested that the Agent, the Syndication Agent and the Lenders (i) consent to the incurrence by the Company of up to $5,000,000 of unsecured Debt subordinated to the Debt of the Company and Holdings under the Financing Documents (the "Investor Debt"), (ii) agree that upon incurrence of the Investor Debt, all obligations of Frontenac VII Limited Partnership ("Frontenac VII"), Frontenac Masters VII Limited Partnership ("Frontenac MLP"), Holdings and the Company under the Capital Call Agreement shall be deemed satisfied and the Capital Call Agreement shall be terminated, (iii) consent to certain amendments to Holdings' Second Amended and Restated Limited Liability Company Agreement (the "Operating Agreement") and (iv) agree to amend the Credit Agreement in certain respects in connection with the foregoing; and the Agent, the Syndication Agent and the Lenders have agreed to such requests, subject to the terms and conditions set forth herein. Accordingly, the parties hereby agree as follows:

        1.    Consent to Incurrence of Investor Debt.

        (a)  The Company has informed the Agent that the Company wishes to incur up to $5,000,000 of unsecured subordinated Debt that would be owing to the Investors and certain other holders (the "Holders") of Units of Holdings (the "Investor Debt"), pursuant to the terms of the agreements and instruments in the forms attached hereto as Exhibit A (the "Investor Notes"). The incurrence of the Investor Debt would violate Section 8.1 of the Credit Agreement. Therefore, the Company has requested that the Lenders consent thereto.

        (b)  Subject to Section 5 below, the Lenders hereby consent to the incurrence by the Company of the Investor Debt pursuant to the terms of the Investor Notes. Other than as expressly set forth herein, the foregoing consent shall not constitute a consent to any departures from, or Events of Default or Defaults that are now in existence or that may hereafter occur udder, the Credit Agreement or any other Financing Documents.

        2.    Consent to Amendment to Operating Agreement.

        (a)  The Company and Holdings have informed the Agent that Holdings wishes to amend the Operating Agreement in the manner set forth on Exhibit B attached hereto (the "Amendment to Operating Agreement"). The execution of the Amendment would violate Section 8.9 of the Credit Agreement. Therefore, the Company and Holdings have requested that the Lenders consent thereto.

        (b)  Subject to Section 5 below, the Lenders hereby consent to the execution and effectiveness of the Amendment. Other than as expressly set forth herein, the foregoing consent shall not constitute a consent to any departures from, or Events of Default or Defaults that are now in existence or that may hereafter occur under, the Credit Agreement or any other Financing Documents.

        3.    Termination of Capital Call Agreement.

        Subject to Section 5 below, and specifically upon satisfaction of the condition described in Section 5(a) below, the Lenders hereby agree that all obligations of Frontenac VII, Frontenac MLP, Holdings

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and the Company under the Capital Call Agreement shall be deemed satisfied in full and the Capital Call Agreement shall be terminated in all respects.

        4.    Amendments. Subject to Section 5 below, the Credit Agreement is hereby amended, as follows:

        (a)  The last sentence of the definition of the term "Funded Debt" contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          "Notwithstanding the provisions of the preceding sentence, Funded Debt shall exclude (a) any and all Equity Replacement Notes, (b) any and all Debt owing to any holder of a warrant for stock of the Company or to any holder of a warrant for stock of Newtel, in each case existing as of December 29, 2000, arising in connection with the exercise by such holder of any put rights in favor of such holder existing under such warrant and (c) any and all Debt under the Investor Notes."

        (b)  A new definition of the term "Investor Notes" is hereby inserted into Section 1.1 of the Credit Agreement, in the appropriate alphabetical order, as follows:

          " 'Investor Notes' means, collectively, (i) the certain Promissory Notes in the aggregate principal amount of up to $5,000,000, each dated as of May 31, 2001 and each executed by the Company in favor of a holder of Units of Holdings, and (ii) any and all replacement promissory notes issued by the Company to any Person upon the exercise of the "Exchange Option" under Section 2(a) of each Investor Note, as it exists on the date hereof."

        (c)  The definition of the term "Operative Documents" contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          " 'Operative Documents' means the Financing Documents, the Acquisition Documents, any warrants for stock of the Company in existence on December 29, 2000, any warrants for stock of Newtel in existence on December 29, 2000, any related warrantholders rights agreements, the Second Amended and Restated Limited Liability Company Agreement of Holdings dated as of December 29, 2000, as amended by a certain Amendment No. 1 dated as of May 31, 2001, the Shareholders Agreement of the Company, any shareholders agreement of Newtel, the charter documents of the Company, the Seller Notes and the Investor Notes."

        (d)  The last clause of the definition of the term "Total Debt Service" contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          ", but excluding (a) all principal payments in respect of the Seller Notes and (b) all accrued and unpaid interest charges incurred in respect of the Investor Notes."

        (e)  Section 8.1 of the Credit Agreement is hereby amended by (i) deleting the word "and" at the end of clause (h) thereof and (ii) amending and restating clause (i) thereof in its entirety, as follows:

          "(i) up to $5,000,000 in principal amount of unsecured Debt incurred under the Investor Notes, plus accrued and unpaid interest thereon; and

          (j) Debt not otherwise permitted by clauses (a) through (i) above, in the aggregate amount not to exceed $250,000 at any time outstanding."

        (f)    Section 8.4(b) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          "(b) Without the prior written consent of the Required Lenders, no Loan Party will (i) consent to the transfer of any Seller Note, any Equity Replacement Note or any Investor Note (provided that the Investor Notes may be transferred in the manner provided in, and in full compliance with the terms of, Section 6 of the certain Subordination Agreement dated as of

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  May 31, 2001 among the Company, Holdings, the Agent and the holders of Investor Notes (the "Investor Subordination Agreement")), (ii) pay, repay, prepay, redeem, purchase, acquire or make any other payment in respect of any Seller Note, except as specifically provided in the Subordination Agreement related thereto and to the extent therein and expressly permitted thereby, (iii) pay, repay, redeem, purchase, acquire or make any other payment in respect of any Equity Replacement Note, except as specifically provided in the Subordination Agreement related thereto and to the extent expressly permitted thereby and except to the extent such payment would not cause the limits contained in Section 8.4(a)(i)(x) or (y) to be breached or (iv) pay, repay, redeem, purchase, acquire or make any other payment in respect of any Investor Note, except as specifically provided in the Investor Subordination Agreement and to the extent therein and expressly permitted thereby."

        5.    Effectiveness. This Amendment shall be effective upon satisfaction of the following conditions, all in a manner satisfactory to the Agent:

        (a)  the Company shall have executed and delivered to the applicable Persons the Investor Notes, each in the form attached hereto as Exhibit A, and the Company shall have received at least $4,700,000 in proceeds of the Investor Debt;

        (b)  the Company shall have delivered to the Agent all of the proceeds of the Investor Debt, for application by the Agent to the then outstanding principal balance of the Working Capital Loans (but without reduction of the Working Capital Commitments);

        (c)  the Company, Holdings and each holder of an Investor Note shall have executed a Subordination Agreement in favor of the Agent with respect to the Investor Notes, in form and substance satisfactory to the Agent;

        (d)  the Company, Holdings, each Agent and each Lender shall have executed this Amendment;

        (e)  each Subsidiary of the Company that executed a Guarantee of the Company's Debt under the Financing Document shall have reaffirmed such Guarantee in writing; and

        (f)    the Agent shall have received the fully executed Amendment to Operating Agreement in the form attached hereto as Exhibit B, together with a fully executed Amendment No. 4 to Stock Purchase Agreement of the Company and a fully executed amendment to Warrantholders Rights Agreement, all in form and substance satisfactory to the Agent.

        6.    Miscellaneous.

        (a)  Scope. Except as expressly amended by this Amendment, the terms of the Credit Agreement shall remain in full force and effect as executed.

        (b)  Captions. Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment.

        (c)  Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York, without regard to conflict of laws principles. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

        (d)  Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

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        (e)  Successors and Assigns. This Amendment shall be binding upon the Company, Holdings, the Agent, the Syndication Agent and Lenders and their respective successors and assigns, and shall inure to the sole benefit of the Company, Holdings, the Agent, the Syndication Agent and Lenders and the successors and assigns of the Company, Holdings, the Agent, the Syndication Agent and Lenders.

        (f)    References. Any reference to the Credit Agreement contained in any notice, requisite, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include the amendments contained in this Amendment unless the context shall otherwise require.

        (g)  Costs and Expenses. Each of Company and Holdings acknowledges that Section 10.4 of the Credit Agreement applies to this Amendment and the transactions and agreements and documents contemplated hereunder and each of Company and Holdings agrees, jointly and severally, to reimburse Agent and each Lender for all costs and expenses (including reasonable legal fees and expenses) incurred in connection with this Amendment and the transactions contemplated hereby.

        (h)  Financing Document. This Amendment shall constitute a Financing Document.

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        IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.

BANC OF AMERICA COMMERCIAL FINANCE CORPORATION, as Agent and as a Lender
By	/s/ STEVE W. DEMPSEY
Its	Vice President
FIRST UNION NATIONAL BANK, as Syndication Agent and as a Lender
By	/s/ [ILLEGIBLE]
Its	SVP
SI INTERNATIONAL, INC.
By	/s/ [ILLEGIBLE]
Its	CFO
SI INTERNATIONAL, L.L.C.
By:	Frontenac VII Limited Partnership
Its:	Managing Member
By:	Frontenac Company VII, L.L.C.
Its:	General Partner
By	/s/ JAMES E. CRAWFORD III
Its	Principal

5

Exhibits available upon request to
SI International, Inc.

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